Exhibit 10.24

BROADSTONE PLAZA II

SHOPPING CENTER LEASE

BETWEEN

OPUS WEST CORPORATION,

a Minnesota corporation

(“LANDLORD”)

AND

WESTERN SIERRA NATIONAL BANK,

a national banking association

(“TENANT”)

WESTERN SIERRA NATIONAL BANK

(TENANT’S TRADE NAME)

TABLE OF CONTENTS

BASIC LEASE PROVISIONS

ARTICLE 1	RENT
	1.1	Annual Minimum Rent
	1.2	Payment of Annual Minimum Rent
	1.3	Additional Rent
	1.4	Place of Payment

ARTICLE 2	[INTENTIONALLY DELETED]

ARTICLE 3	LEASE YEAR

ARTICLE 4	TAXES AND OTHER FORMS OF ADDITIONAL RENT
	4.1	Definition of Taxes
	4.2	Tenant’s Pro Rata Share of Taxes
	4.3	Protest of Taxes
	4.4	Taxes and Assessments on Rent
	4.5	Miscellaneous Taxes
	4.6	Changes to Taxes
	4.7	Recalculation of Tenant’s Pro Rata Share

ARTICLE 5	COMMON AREA AND OPERATING EXPENSES
	5.1	Common Area
		5.1.1	Maintenance and Use of Common Area
		5.1.2	Control of and Changes to Common Area
		5.1.3	Employee Parking
		5.1.4	Declarations
	5.2	Operating Expenses
		5.2.1	Definition of Operating Expenses
		5.2.2	Payment of Operating Expenses
		5.2.3	Recalculation of Tenant’s Pro Rata Share

ARTICLE 6	TENANT’S CONDUCT OF BUSINESS
	6.1	Permitted Use
	6.2	Exclusive Use
	6.3	Trade Name
	6.4	Operating Covenants
	6.5	Hours of Business
	6.6	Compliance With Exclusive Use Provisions
	6.7	Increase in Insurance
	6.8	Hazardous Materials
		6.8.1	Definition of Hazardous Materials
		6.8.2	Assignment and Subletting
	6.9	Compliance with Laws and Other Requirements
	6.10	Prohibited Uses
	6.11	Advertising
	6.12	Shopping Center Name

ARTICLE 7	UTILITY SERVICES
	7.1	Gas, Electricity and Water
	7.2	Heating and Air Conditioning
	7.3	Payment Terms for Landlord Supplied Utilities
	7.4	Tenant Supplied Utilities
	7.5	Waiver of Liability
	7.6	Sewer Impact Fee Credit

ARTICLE 8	POSSESSION OF THE PREMISES
	8.1	Delivery of Possession
	8.2	Substantial Completion
	8.3	Acceptance of Premises
	8.4	Opening Date
	8.5	Certificates
	8.6	Tenant’s Work and Signage

ARTICLE 9	OVERDUE AMOUNTS - SECURITY DEPOSIT
	9.1	Interest on Past Due Obligations
	9.2	Late Charge

ARTICLE 10	CARE OF THE PREMISES; SIGNS AND STOREFRONT; USE OF ROOF
	10.1	Tenant’s Maintenance Obligations
	10.2	Landlord’s Maintenance Obligations
	10.3	Storefront Modifications

i

10.4	Signage
10.5	Tenant’s Repair Obligations
10.6	Landlord’s Rights to Exterior of Premises
10.7	Roof Satellite Dish
10.8	Landlord’s Right of Entry

ARTICLE 11	INSURANCE
11.1	Landlord’s Property Insurance Obligations
11.2	Tenant’s Property Insurance Obligations
11.3	Landlord’s Liability Insurance Obligations
11.4	Tenant’s Liability Insurance Obligations
11.5	Additional Insurance Obligations of Tenant
11.6	Indemnification
11.7	Waiver
11.8	Tenant’s Waiver
11.9	Deductible
11.10	Tenant’s Property
11.11	Blanket Insurance Policy
11.12	Commencement of Insurance Obligations
11.13	Increased Premiums Due to Use of Premises
11.14	Failure to Provide Evidence of Insurance

ARTICLE 12	CERTAIN RIGHTS RESERVED BY LANDLORD
12.1	Regulate Heavy Equipment
12.2	Exclusive Businesses
12.3	Emergency Entry
12.4	Exhibition of Premises
12.5	Right of Landlord to Perform

ARTICLE 13	ALTERATIONS AND IMPROVEMENTS
13.1	Procedure For Tenant’s Improvements
13.2	Bond Requirements
13.3	Written Notification Required
13.4	Freedom From Liens
13.5	Alterations Part of Premises

ARTICLE 14	ASSIGNMENT AND SUBLETTING
14.1	Restriction
14.2	Notice to Landlord
14.3	Landlord’s Recapture Rights
14.4	Landlord’s Consent; Standards
14.5	Additional Rent
14.6	Landlord’s Costs
14.7	Continuing Liability of Tenant
14.8	Non-Waiver

ARTICLE 15	DAMAGE BY FIRE OR OTHER CASUALTY
15.1	Tenantable Within 180 Days
15.2	Not Tenantable Within 180 Days
15.3	Shopping Center Substantially Damaged
15.4	Landlord’s Repair Obligations
15.5	Rent Apportionment
15.6	Waivers of California Statutes

ARTICLE 16	EMINENT DOMAIN
16.1	Tenant’s Termination
16.2	Tenant’s Participation in Condemnation Award and Partial Condemnations

ARTICLE 17	SURRENDER OF PREMISES
17.1	Surrender of Possession
17.2	Tenant Retaining Possession

ARTICLE 18	DEFAULT - REMEDIES
18.1	Covenants and Conditions
18.2	Events of Default
	18.2.1	Failure to Pay
	18.2.2	Vacation or Abandonment
	18.2.3	Failure to Pay on Three Occasions
	18.2.4	Failure to Perform
	18.2.5	Prohibited Transfer
	18.2.6	Failure to Comply with Environmental Laws
	18.2.7	Other Defaults
18.3	Landlord’s Remedies
	18.3.1	Termination of Possession

	18.3.2	Re-Entry and Removal
	18.3.3	No Termination; Recovery of Rent
	18.3.4	Reletting the Premises
	18.3.5	Written Notice of Termination Required
	18.3.6	Remedies Cumulative; No Waiver
18.4	Legal Costs
18.5	Landlord’s Consent
18.6	Waiver of Damages for Re-entry
18.7	Default By Landlord

ARTICLE 19	SUBORDINATION
19.1	Lease Subordinate
19.2	Attornment
19.3	Tenant’s Notice of Default
19.4	Declarations

ARTICLE 20	BANKRUPTCY OR INSOLVENCY
20.1	Bankruptcy
20.2	Covenants Upon Bankruptcy Filing
20.3	No Waiver of Default
20.4	Lease Under Bankruptcy Code
20.5	Conditions

ARTICLE 21	RADIUS RESTRICTION

ARTICLE 22	OTHER PROVISIONS

ARTICLE 23	AMERICANS WITH DISABILITIES ACT

ARTICLE 24	CONSTRUCTION OF LEASEHOLD IMPROVEMENTS
24.1	Leasehold Improvements
24.2	Landlord’s Construction Obligations
24.3	Final Plans and Specifications
24.4	Tenant’s Obligations
24.5	Change Requests
24.6	Tenant’s Representative

ARTICLE 25	MISCELLANEOUS
25.1	Time is of the Essence
25.2	Memorandum of Lease
25.3	Joint and Several Liability
25.4	Broker
25.5	Estoppel Certificates
25.6	Notices
25.7	Landlord’s Agent
25.8	Quiet Possession
25.9	Successors
25.10	Severability
25.11	Landlord’s Liability
25.12	Transfers by Landlord
25.13	Headings
25.14	Entire Agreement
25.15	Modifications or Amendments
25.16	Landlord Control
25.17	Utility Easement
25.18	Not Binding Until Properly Executed
25.19	Building Rules and Regulations
25.20	Tenant’s Compliance
25.21	Force Majeure
25.22	Tenant Obligations Survive Termination
25.23	No Implication of Exclusive Use
25.24	Tenant’s Waiver
25.25	Tenant Authorization
25.26	Laws of California to Govern
25.27	Rights Cumulative
25.28	No Partnership or Joint Venture
25.29	Attorneys’ Fees
25.30	Tenant’s Financial Statements
25.31	Shopping Center Expansion
25.32	No Representation
25.33	Option to Renew
25.34	Permit Contingency
25.35	ATM
25.36	Counterparts

EXHIBIT “A” – Site Plan
EXHIBIT “A-1” – Premises Location
EXHIBIT “B” – Rules and Regulations
EXHIBIT “C” – [Intentionally Deleted]
EXHIBIT “D” – Shopping Center Use Restrictions and Existing Exclusives
EXHIBIT “E” – Sign Criteria
EXHIBIT “F” – Outline Specifications
EXHIBIT “G” – Commencement Date Memorandum
EXHIBIT “H” – Non-Disturbance, Attornment, Estoppel and Subordination Agreement

SHOPPING CENTER LEASE

FOR BROADSTONE PLAZA

BASIC LEASE PROVISIONS

1.	LANDLORD:	Opus West Corporation, a Minnesota corporation.

2.	TENANT:	Western Sierra National Bank, a national banking association

3.	TENANT’S TRADE NAME:	Western Sierra National Bank

4.	SHOPPING CENTER:

Broadstone Plaza Phase II (“Shopping Center”):  Location:  City of Folsom, County of Sacramento, State of California as more fully described on Exhibit “A”.  Tenant acknowledges that the Shopping Center shall initially consist of that portion of the Broadstone Plaza identified on Exhibit “A” as “Shopping Center”.  Landlord reserves the right, from time to time during the term of this Lease, to cause the Shopping Center to be combined with the adjacent real property identified on the site plan as “Phase I” and/or any adjacent pad parcel(s), in which case the “Shopping Center” for purposes of this Lease shall thereafter refer to both of the “Shopping Center” as initially defined together with Phase I and/or such adjacent pad parcel(s).  Nothing herein shall require Landlord to cause such combination to occur.  The term “ Shopping Center” shall exclude, after the sale thereof by Landlord, any pad parcels.  The Shopping Center, along with all improvements located thereon, is hereinafter referred to as the “Shopping Center Tract.”

5.	PREMISES:	Address: 2779 East Bidwell Street, Folsom, California, as depicted on Exhibit “A-1”.

6.	RENTABLE AREA:

Approximately 7,175 square feet.  The exact square footage of the Premises shall be calculated and certified by Landlord’s architect upon completion of the Leasehold Improvements (as herein defined).  In the event the actual square footage as calculated by Landlord’s architect is more or less than 7,175 square feet of floor area, appropriate adjustments shall be made to Annual Minimum Rent and Tenant’s proportionate share (for purposes of allocating Operating Expenses and Taxes (as defined below) and other purposes in this Lease) to reflect the actual square footage and such adjustment shall be set forth in the Commencement Date Memorandum (as herein defined).  The aforesaid space leased to Tenant is hereinafter referred to as the “Premises.”

7.	LEASE TERM:

	Basic Term:	Ten (10) years, computed from the first day of the first calendar month on or after the Rent Commencement Date (the “Term” or “Lease Term”).

	Renewal Options:	Tenant shall have two (2) five (5) year renewal options exercisable pursuant to the terms of this Lease.

8.	KEY DATES:

	Opening Date:	Ninety (90) days after Substantial Completion (defined below) of the Premises (“Opening Date”).

	Rent Commencement Date:	The earlier of (a) the date Tenant initially opens for business or (b) ninety (90) days after Substantial Completion of the Premises (“Rent Commencement Date” or “Commencement Date”).

	Delivery of Premises:	Upon delivery of written notice to Tenant of Substantial Completion of the Premises (“Delivery Date”).

9.	ANNUAL MINIMUM RENT:

	Years	***Annual Rent	***Monthly Rent	Price P.S.F./Mo.
Basic Term:	1-5	$258,300.00	$21,525.00	$3.00
	6-10	$297,045.00	$24,753.75	$3.45

	Years	***Annual Rent	***Monthly Rent	Price P.S.F./Mo.
Renewal Terms	11-15	$341,817.00	$28,484.75	$3.97
	16-20	$392,616.00	$32,718.00	$4.56

*** Based upon a Premises consisting of 7,175 rentable square feet

10.	USE OF PREMISES:

The Premises shall be occupied and used by Tenant for any lawful use, including the operation of an ATM in accordance with Section 25.35; provided, however, that any such use shall not in any way violate any of the provisions set forth on Exhibit “D” hereto or any provision of this lease hereafter deemed to be an additional provision of Exhibit “D.”

11.	LATE CHARGE:	Five percent (5%) of amount due.

12.	BROKER(S):	CB Richard Ellis, Inc. Potter Taylor and Company

13.	ADDRESSES FOR NOTICES:

	LANDLORD:	Opus West Corporation
6160 Stoneridge Mall Road, Suite 360
Pleasanton, California 94588
Attn: Director, Real Estate Development
Broadstone Plaza
Fax No.: (925) 463-9368
Telephone No.: (925) 463-9254

	With a copy to:	Opus Corporation
2415 East Camelback Road, Suite 800
Phoenix, Arizona 85016-4201
Attn: Legal Department
Fax No.: (602) 468-7045
Telephone No.: (602) 468-7000

Opus West Management Corporation
6160 Stoneridge Mall Road, Suite 360
Pleasanton, California 94588
Attn: Property Manager
Broadstone Plaza
Fax No.: (925) 463-9368
Telephone No.: (925) 463-9254

Gallagher & Kennedy, P.A.
2575 East Camelback Road
Phoenix, Arizona 85016
Attn: Gregory L. Mast
Fax No.: (602) 530-8500
Telephone No.: (602) 530-8000

	TENANT:	Western Sierra National Bank c/o
Western Sierra Bancorp
4080 Plaza Goldorado Circle
Cameron Park, California 95682
Attn: Kirk N. Dowdell
Fax No.: (530) 676-2817
Telephone No.: (530) 677-5600

	With a copy to:		Goldsberry, Freeman & Swanson
777 – 12th Street, Suite 250
Sacramento, California 95814
Attn: Forrest Plant, Jr.
Fax No.: (916) 448-8628
Telephone No.: (916) 448-0448

14.	ADDRESS FOR RENT PAYMENTS:		Opus West Management Corporation
2415 East Camelback Road, Suite 840
Phoenix, Arizona 85016-4201
		Attn:	Property Manager
Broadstone Plaza
Fax No.: (602) 912-8880
Telephone No.: (602) 912-8881

The foregoing provisions (“Basic Lease Provisions”) are intended to supplement and/or summarize the provisions set forth in the balance of this Lease.  If there is any conflict between any of the Basic Lease Provisions and the balance of this Lease, the balance of this Lease shall control.

SHOPPING CENTER LEASE

FOR BROADSTONE PLAZA

THIS LEASE AGREEMENT (the “Lease”), is entered into as of the 24th day of May, 2002 (“Effective Date”) by and between OPUS WEST CORPORATION, a Minnesota corporation (“Landlord”), and WESTERN SIERRA NATIONAL BANK, a national banking association (“Tenant”).

ARTICLE 1

RENT

1.1                                 Annual Minimum Rent.  Tenant covenants and agrees to pay to Landlord, without set off, deduction or demand Annual Minimum Rent as set forth in Section 9 of the Basic Lease Provisions.

1.2                                 Payment of Annual Minimum Rent.  Commencing on the Rent Commencement Date, Tenant shall pay the monthly installments of Annual Minimum Rent on or before the first day of each month, in advance.  Should the Term of this Lease commence or terminate on a day other than the first day of a calendar month, then the Rent for such partial month shall be equal to the product obtained by multiplying the number of days of the Term included in the partial month by a fraction, the numerator of which is the Annual Minimum Rent and the denominator of which is 365.  No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord shall accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy available to Landlord under this Lease or at law or in equity.  The Annual Minimum Rent set forth in Section 1.1 shall be subject to adjustment pursuant to Section 4 of the Basic Lease Provisions.

1.3                                 Additional Rent.  In addition to the Annual Minimum Rent payable by Tenant under the provisions of this Article 1, Tenant shall pay, as additional rent (“Additional Rent”), all other charges, sums or amounts permitted to be imposed against it under any other Article of this Lease.  Payments of Additional Rent shall be made concurrently with the next succeeding installment of Annual Minimum Rent following notice of the same, unless a different time for such payment is specified in this Lease.  If any such amounts or charges are not paid at the time provided in the Lease, they shall nevertheless be collectible as Additional Rent with the next installment of Annual Minimum Rent falling due; however, nothing herein contained shall be deemed to suspend or delay the payment of any amount of money or charge at the time the same becomes due and payable hereunder, or limit any other remedy of Landlord.  Annual Minimum Rent and Additional Rent are collectively referred to as “Rent”.  Rent shall be payable, without deduction, offset, prior notice or demand, in lawful money of the United States.  All payments received by Landlord from Tenant shall be applied to the oldest payment obligation owed by Tenant to Landlord.  No designation by Tenant, either in a separate writing or in a check or money order, shall modify this clause or have any force or effect.

1.4                                 Place of Payment.  Tenant shall pay Annual Minimum Rent, and Additional Rent to Landlord at the address specified in Section 14 of the Basic Lease Provisions or to such other address and/or person as Landlord may from time to time designate in writing to Tenant.

ARTICLE 2

[INTENTIONALLY DELETED]

ARTICLE 3

LEASE YEAR

The term “Lease Year” shall mean, each consecutive twelve (12) month period during the Term, commencing on the Commencement Date, except that if the Commencement Date is not the first day of a calendar month then the first Lease Year shall be a period beginning on the Commencement Date and ending on the last day of the calendar month in which the Commencement Date occurs plus the following twelve (12) calendar months.

ARTICLE 4

TAXES AND OTHER FORMS OF ADDITIONAL RENT

4.1                                 Definition of Taxes.  Tenant shall pay to Landlord during the Term of this Lease as Additional Rent its proportionate share of all Taxes.  The term “Taxes” shall include taxes and assessments against the land, buildings or improvements comprising the Shopping Center Tract that are levied or assessed by any lawful authority during each calendar year, including without limitation all personal property taxes of Landlord relating to Landlord’s personal property located on the Shopping Center Tract and used or useful in connection with the operation and maintenance thereof, and all other governmental charges, general and special, ordinary and extraordinary, foreseen, as well as unforeseen, of any kind and nature whatsoever, or other tax, however described, which is levied or assessed by the

United States of America or the state in which the Shopping Center Tract is located or any city, municipality or political subdivision thereof, against Landlord or all or any part of the Shopping Center Tract excluding however any net income tax, estate tax, transfer tax or inheritance tax of Landlord.  The term “Taxes” shall also include (a) all charges, fees, license fees, business license fees, commercial rent taxes, levies, penalties and assessments which are levied by any authority having the direct or indirect power to tax, including any city, county, state, or federal government, or any school, agriculture, lighting, drainage, or other improvement district thereof with respect to the Shopping Center Tract and any improvements, fixtures, equipment, and property of Landlord, real or personal, located in or on the Shopping Center Tract or used in connection with the operation of the Shopping Center Tract, (b) any tax, surcharge, assessment, or service or other fee which shall be levied or collected in addition to or in lieu of real estate or personal property taxes, other than taxes levied directly on Tenant for Tenant’s personal property, (c) any excise, sales, transaction, privilege, or other tax or levy, however denominated, imposed upon or measured by the Rent reserved under this Lease, Landlord’s business of operating the Shopping Center Tract, or revenues derived therefrom or on the parking spaces in the Shopping Center Tract, (d) any tax or charge for fire protection, streets, sidewalks, road maintenance, refuse or other services provided to the Premises by any governmental entities, (e) any tax imposed upon the transaction or based upon a reassessment of the Premises due to a change in ownership or transfer of all or part of Landlord’s interest in the Premises, (f) any charge, fee, levy or tax replacing any tax previously included within the definition of Taxes, it being acknowledged by Landlord and Tenant that Proposition 13 was adopted by the voters of the State of California in the June 1978 election and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants and (g) any and all costs (including, without limitation, the fees of experts, tax consultants and attorneys) incurred by Landlord should Landlord elect to negotiate or contest the amount of any Taxes in formal or informal proceedings before the taxing governmental agency.  The Taxes to be paid by Tenant under this Lease shall be the Taxes assessed for a particular year notwithstanding that such Taxes may be payable in a subsequent year.  Taxes for any partial calendar year during the Term shall be prorated based upon the portion of such calendar year which is within the Term.  For the calendar years in which this Lease commences and terminates, the provisions of this Article shall apply, and Tenant’s liability for its share of the Taxes for such years shall be subject to a pro rata adjustment based on the number of days of said calendar year during which the Term of this Lease is in effect.  In no event shall Taxes include any interest charges or penalties imposed for Landlord’s failure to make payments on account of Taxes in a timely manner unless such failure is due to Tenant’s failure to pay its share of Taxes in the manner provided in this Article 4.

4.2                                 Tenant’s Pro Rata Share of Taxes.  Subject to Section 4.7, Tenant’s share of Taxes shall be equal to the product obtained by multiplying the Taxes by a fraction, the numerator of which shall be the number of square feet of the floor area of the Premises and the denominator of which shall be the number of rentable square feet of floor area of all buildings in the Shopping Center Tract owned by Landlord, as the same may vary from time to time (hereinafter “Total Floor Area”).  Tenant’s share of the Taxes shall be paid in monthly installments on or before the first day of each calendar month, in advance, in an amount estimated by Landlord; provided, that in the event Landlord is required under any mortgage covering the Shopping Center Tract to escrow Taxes, Landlord may, but shall not be obligated to, use the amount required to be so escrowed as a basis for its estimate of the monthly installments due from Tenant hereunder.  Upon receipt of all tax bills and assessment bills attributable to any calendar year during the Term hereof, Landlord shall furnish Tenant with a written statement of the actual amount of Tenant’s share of the Taxes for such calendar year.  In the event the total amount of monthly installments paid by Tenant pursuant to this Article does not equal the sum due from Tenant as shown on such statement, then Tenant shall pay to Landlord the deficiency within thirty (30) days of receipt of such statement, or Landlord shall issue to Tenant at the time the statement is furnished, a credit invoice for such excess, as the case may be.  A copy of a tax bill or assessment bill submitted by Landlord to Tenant shall at all times be sufficient evidence of the amount of Taxes against the property to which such bill relates.  Prior to or at the commencement of the Term of this Lease and from time to time thereafter throughout the Term hereof, Landlord shall notify Tenant in writing of Landlord’s estimate of Tenant’s monthly installments due hereunder.  Landlord’s and Tenant’s obligations under this Article shall survive the expiration of this Lease.

4.3                                 Protest of Taxes.  Landlord shall also have the right, but not the obligation, to contest the amount or validity, in whole or in part, of any Taxes by appropriate proceedings conducted in the name of Landlord or in the name of Landlord and Tenant.  Notwithstanding anything in this Article to the contrary, all costs and expenses incurred by Landlord during negotiations for or contests of the amount of Taxes shall be included within the term “Taxes”.  In the event a refund is obtained, Landlord shall issue a credit invoice for same, such portion to be based upon the percentage of the original Taxes paid by Tenant from which the refund was derived.  Tenant hereby waives any right it may have by statute or otherwise to protest Taxes.

4.4                                 Taxes and Assessments on Rent.  In addition to the foregoing, Tenant shall pay as Additional Rent, all other sums and charges required to be paid by Tenant under this Lease, and any tax or excise on rents, all other sums and charges required to be paid by Tenant under this Lease, and gross receipts tax, transaction privilege tax or other tax, however described, which is levied or assessed by the United States of America, the state in which the Shopping Center Tract is located or any city, municipality or political subdivision thereof against Landlord in respect to the Annual Minimum Rent, Additional Rent or other charges reserved under this Lease or as a result of Landlord’s receipt of such rents or other charges accruing under this Lease; provided, however, Tenant shall have no obligation to pay net income taxes of Landlord.

4.5                                 Miscellaneous Taxes.  In addition to the foregoing, Tenant at all times shall be responsible for and shall pay, prior to delinquency, all taxes assessed or levied upon its occupancy of the Premises, and/or leasehold improvements, upon the trade fixtures, furnishings, equipment, and all other personal property of Tenant located in or about the Premises and when possible, Tenant shall cause such leasehold improvements, trade fixtures, furnishings, equipment and other personal property to be assessed and billed separately from the property of Landlord.  In the event any or all of Tenant’s leasehold improvements, trade fixtures, furnishings, equipment or other personal property, or Tenant’s occupancy of the Premises, shall be assessed and taxed with the property of Landlord, Tenant shall pay to Landlord its share of such taxes within thirty (30) days after delivery to Tenant by Landlord of a statement in writing setting forth the amount of such taxes applicable to Tenant’s personal property.  Landlord shall determine the basis of prorating and dividing any of those assessments and its determination shall be binding.  No taxes, assessments, fees or charges referred to in this Section shall be considered Taxes under the provisions of Section 4.1.

4.6                                 Changes to Taxes.  Landlord and Tenant recognize the possibility of changes and/or limitations on the amount of taxes which can be assessed on land, buildings and improvements, including the Shopping Center Tract.  Landlord and Tenant further recognize and acknowledge that as a result of any such changes in structure or limitations on amount, the amount of Taxes of the type which have appeared on assessor’s tax statements prior to the date hereof may decrease.  Landlord and Tenant further recognize that there may be imposed new forms of taxes, assessments, charges, levies or fees, or there may be an increase in certain existing taxes, assessments, charges, levies or fees placed on, or levied in connection with the ownership, leasing, occupancy or operation of the Shopping Center or the Premises.  All such new or increased taxes, assessments, charges, levies or fees which are in lieu of, or imposed or increased as a result of, or arising out of any change in the structure of, the current tax system, or for the purpose of funding special assessment districts theretofore funded by taxes, shall also be included within the meaning of Taxes.

4.7                                 Recalculation of Tenant’s Pro Rata Share.  Notwithstanding anything to the contrary in this Lease, Landlord may elect, from time to time, to have Taxes for any portion of the Shopping Center Tract calculated and paid separately from the remainder of the Shopping Center Tract.  Upon such election by Landlord, Tenant’s share of Taxes shall be calculated without reference to any excluded portion of the Shopping Center Tract (notwithstanding that Tenant’s share for other purposes hereunder may then be calculated on a basis which includes such excluded portion), so that (i) Taxes shall be reduced to exclude the taxes from the excluded portion of the Shopping Center Tract and (ii) the denominator of the fraction determining Tenant’s share of taxes shall include only the number of rentable square feet of floor area of all buildings in the non-excluded portion of the Shopping Center Tract.  It is agreed that, as pad or building sites in the Shopping Center Tract are sold to third parties, Landlord shall have the option to require that Taxes shall not include real property taxes and assessments relating thereto, nor shall the denominator of the fraction determining Tenant’s share of Taxes include any floor area of any building constructed thereon.

ARTICLE 5

COMMON AREA AND OPERATING EXPENSES

5.1                                 Common Area.  The term “Common Area” means the entire area designated from time to time by Landlord for the common use or benefit of the occupants of the Shopping Center and other persons entitled to use the same, including, without limitation, parking lots (permanent and temporary), landscaped and vacant areas, passages for trucks and automobiles, area-ways, roads, walks, roof, curbs, corridors, courts and arcades, together with facilities such as washrooms, comfort rooms, lounges, drinking fountains, toilets, stairs, ramps, shelters, community rooms, porches and bus stations, with facilities appurtenant to each, and common utility facilities, water filtration and treatment facilities (including, but not limited to, treatment plants and settling ponds), whether located within or outside of the Shopping Center (provided, however, the costs and expenses of such facilities included within Section 5.2 below shall include only those related to the operation, maintenance, repair or replacement of the Shopping Center).

5.1.1                        Maintenance and Use of Common Area.  The Common Area shall be maintained in accordance with the requirements set forth in the Declarations (defined below).  The use and occupancy by Tenant of the Premises shall include the non-exclusive use of the Common Area (except areas used in the maintenance or operation of the Shopping Center) in common with Landlord and other Tenants of the Shopping Center and their customers and invitees to the extent provided in the Declarations.  Any such use shall be subject to the Declarations and those provisions contained in the rules and regulations set forth in Exhibit “B” concerning the use of the Common Area, established by Landlord from time to time.  Landlord shall operate and maintain the Common Area or shall cause the same to be operated and maintained in a manner deemed by Landlord reasonable or appropriate for the Shopping Center.  Subject to the Declarations and the rules and regulations and subject to the rights of other tenants, licensees and concessionaires already or to be granted therein, the Common Area is hereby made available to Tenant and its employees, agents, customers and invitees for their reasonable nonexclusive use in common with others, including other tenants and their employees, agents, customers, invitees, and Landlord for the purposes for which constructed.

5.1.2                        Control of and Changes to Common Area.  Landlord shall have sole and exclusive control of the Common Area, as well as the right to make changes to the Common Area.

Landlord’s rights shall include, but not be limited to, the right to (a) restrain the use of the Common Area by unauthorized persons; (b) utilize from time to time any portion of the Common Area for promotional, entertainment and related matters; (c) place permanent or temporary kiosks, displays, carts or stands in the Common Area and to lease same to Tenants; (d) temporarily close any portion of the Common Area for repairs, improvements or alterations, to discourage noncustomer use, to prevent dedication or an easement by prescription, or for any other reason deemed sufficient in Landlord’s judgment; (e) change the shape and size of the Common Area, add, eliminate or change the location of improvements to the Common Area, including, without limitation, buildings, parking areas, roadways and curb cuts, and construct buildings on the Common Area; (f) construct surface or elevated parking areas and facilities; (g) establish and change the level of parking surfaces; (h) close all or any portion of the Common Area to such extent as may, in the opinion of Landlord’s counsel, be necessary to prevent a dedication thereof or the accrual of any rights to any person or to the public therein or to make repairs or alterations; to close temporarily any or all portions of the Common Area, and (i) do and perform such other acts in and to said area and improvements as, in the exercise of good business judgment, Landlord shall determine to be advisable with a view to the improvement of the convenience and use thereof by tenants and their agents, contractors, employees, licensees, customers and, business invitees.  Tenant shall not solicit business or display merchandise within the Common Area, or distribute handbills thereon, or take any action which would interfere with the rights of other persons to use the Common Area without the prior written consent of the Landlord.

5.1.3                        Employee Parking.  In order to discourage non-customer parking in the Common Area, Landlord may designate what portions of the Common Area, if any, shall be used for automobile or other parking by tenants and their employees, concessionaires, subtenants and licensees, and Tenant shall require its employees, concessionaires, subtenants and licensees to park in such designated areas.  In accordance with the preceding sentence, Tenant shall require its employees to park only in those parking spaces of the Common Area parking facility designated as “Tenant’s Employee Parking Area” on Exhibit “A”.  In addition to all other rights and remedies available hereunder, Landlord shall be entitled to enforce this provision by requiring the payment by Tenant of such amount per automobile as may be determined to be appropriate by Landlord from time to time for each day per automobile an automobile driven by an employee of Tenant, Tenant’s agent, occupant, concessionaire or licensee is found parked within the Common Area but outside of the specified area.

5.1.4                        Declarations.  The term “Declarations” means any “declaration of covenants, conditions and restrictions and grant of easements”, any “restrictive easement agreement”, any “parking lot maintenance agreement” or any similar document affecting all or any part of the Shopping Center, whether recorded as of the date of execution of this Lease, or recorded thereafter, including, without limitation, the Restriction Agreement and Grant of Easements for Folsom Power Center, recorded July 10, 1998, Series No. 199807100988, Official Records of Sacramento County, California (the “Senior Declaration”), as amended by that certain instrument entitled First Amendment to Restriction Agreement and Grant of Easements for Folsom Power Center, recorded September 3, 1999, Series No. 199909031081, Official Records of Sacramento County, California, that certain instrument entitled Assignment of Rights, recorded November 12, 1999, Series No. 199911121519, Official Records of Sacramento County, California and that certain instrument entitled Second Amendment to Restriction Agreement and Grant of Easements for Folsom Power Center, September 18, 2001, in Book 20010918, Page 1177, Official Records of Sacramento County, California (collectively, the “Amended Senior Declaration”), and any supplemental declarations that are recorded (the “Supplemental Declaration”), the Junior Declaration of Covenants, Conditions and Grant of Easements for Folsom Power Center, recorded September 3, 1999, Series No. 199909031082, Official Records of Sacramento County, California (the “Junior Declaration”), as amended by that certain First Supplemental to the Junior Declaration of Covenants, Conditions and Restrictions and Grant of Easements for Folsom Power Center, recorded July 18, 2000, Book 20000718, Point 0878, Official Records of Sacramento County, California, that certain Second Supplemental to the Junior Declaration of Covenants, Conditions and Restrictions and Grant of Easements for Folsom Power Center, recorded August 8, 2000, Book 20000808, Page 0909, Official Records of Sacramento County, California, that certain Third Supplemental to the Junior Declaration of Covenants, Conditions and Restrictions and Grant of Easements for Folsom Power Center, recorded October 31, 2000, Book 200001031, Page 1810, Official Records of Sacramento County, California, that certain Fourth Supplemental to the Junior Declaration of Covenants, Conditions and Restrictions and Grant of Easements for Folsom Power Center, recorded December 21, 2000, Book 200001221, Page 1221, Official Records of Sacramento County, California, and that certain Amendment to Junior Declaration of Covenants, Conditions and Restrictions and Grant of Easements for Folsom Power Center, recorded September 18, 2001, Book 20010918, Page 1176, Official Records of Sacramento County, California (collectively, the “Amended Junior Declaration”), and any supplemental declarations that are recorded (the “Supplemental Junior Declaration”).

5.2                                 Operating Expenses.  Tenant shall pay, as Additional Rent, to Landlord during the Term its proportionate share of the costs and expenses of operating, maintaining, repairing and replacing the Common Area (“Operating Expenses”).  Subject to Section 5.2.3, Tenant’s proportionate share of Operating Expenses shall be equal to the product obtained by multiplying the total of such Operating Expenses by a fraction, the numerator of which shall be the number of square feet of the floor area of the Premises and the denominator of which shall be the Total Floor Area.

5.2.1                        Definition of Operating Expenses.  The term “Operating Expenses” shall mean and include, without limitation, all expenses, costs and amounts of every kind and nature that Landlord pays or incurs during the lease year because of or in connection with the ownership, operation, management, maintenance, repair, replacement or restoration of the Common Area, all sums expended in connection with the Common Area for operating, maintaining, repairing, lighting, cleaning, sealing, striping, heating, air conditioning, ventilating, inspecting, painting (including painting of the exterior of buildings of the Shopping Center), and insuring (including liability insurance for personal injury, death, and property damage and contractual liability, fidelity bonds for personnel, insurance against fire, theft or other casualties, rent loss, workmen’s compensation and employer’s liability, and including any “deductible” cost incurred in connection with any covered loss, all costs and expenses of service and maintenance contracts, including but not limited to, HVAC, windows and general cleaning, removing of snow, ice, debris and surface water, security police, electronic intrusion and fire control and telephone alert system, machinery and equipment depreciation, all costs and expenses for inspecting, repairing and maintaining machinery and equipment used in the operation of the Common Area, all costs and expenses of inspecting, maintaining, repairing and replacing storm and sanitary drainage systems, sprinklers and other fire protection systems, and electrical, gas, water, telephone and irrigation systems, all costs and expenses for operating, maintaining, repairing and replacing off-site improvements (including costs of operating, maintaining, repairing and replacing off-site detention areas and utility costs for traffic signals), all costs and expenses of traffic regulation, directional signs and traffic consultants, fees for permits, program services, and loudspeaker systems, all costs and expenses of planting and replacing flowers, shrubbery and planters, all costs and expenses (other than those of a capital nature) of replacement of, and repairing, paving, curbs, sidewalks, walkways, roadways, loading docks, roof, parking surfaces, landscaping, drainage, utilities, lighting facilities, and signage, costs and assessments of any property owners association covering the Shopping Center, all costs of uniforms, supplies and materials used in connection with the operation and maintenance of the Shopping Center, all salaries and other compensation and benefits of all persons engaged in the operation, maintenance or security of the Common Area, together with other fringe benefits including employer’s social security taxes, unemployment taxes, insurance and other compensation, benefits and payments and any other expense imposed on Landlord, its contractors or subcontractors, pursuant to law or pursuant to any collective bargaining agreement covering employees engaged in the management of the Shopping Center or the operation, maintenance, repair or replacement of the Common Area, and administrative and overhead costs equal to 12% of the foregoing Common Area costs and expenses, any fees, charges and other costs including management fees (or amounts in lieu of such fees), consulting fees, legal fees and accounting fees of all persons engaged by Landlord or otherwise reasonably incurred by Landlord in connection with the operation, maintenance, management and repair of the Shopping Center and Common Area.  The Operating Expenses shall not include any capital improvement to the Shopping Center, except as described below, nor shall it include repairs, restoration or other work occasioned by fire, windstorm or other insured casualty, expenses incurred in leasing or procuring tenants, leasing commissions, advertising expenses, expenses for renovating space for new tenants, legal expenses incident to enforcement by Landlord of the terms of any lease, interest or principal payments on any mortgage or other indebtedness of Landlord, nor shall it include expenses for constructing or renovating the exterior of the buildings in the Shopping Center.  Notwithstanding the foregoing, in the event Landlord installs equipment in or makes improvements or alterations to the Shopping Center that would be considered capital expenditures and that are for the purpose of reducing energy costs, maintenance costs or other Operating Expenses or are replacements for existing improvements or are required under any governmental laws, regulations, or ordinances (including any accessibility statute) which were not required at the date permits for construction of the Shopping Center were obtained, Landlord may include in Common Area expenses the cost of such equipment and such improvements and alterations, including reasonable charges for interest on such investment and reasonable charges for depreciation on the same so as to amortize such investment over the reasonable life of such equipment, improvement or alteration as reasonably determined by Landlord.

5.2.2                        Payment of Operating Expenses.  Tenant’s proportionate share of the Operating Expenses for each Lease Year shall be paid in monthly installments on the first day of each calendar month, in advance, in an amount estimated by Landlord from time to time.  If, for any reason, Landlord is unable to provide to Tenant the estimate of any of such charges prior to the commencement of any calendar year, then Tenant shall continue to pay monthly the same amount of such charges as was applicable for the previous month until receipt of such estimate, at which time, Tenant shall commence paying as of the first day of the calendar month after delivery of such new estimate, the new estimated amounts and the difference between the previous charges and the new estimated amounts.  Within ninety (90) days after the end of each Lease Year, Landlord shall furnish Tenant with a statement of the actual amount of Tenant’s proportionate share of the Operating Expenses for such period.  In the event the total of Tenant’s monthly installments for any Lease Year does not equal Tenant’s proportionate share as shown on such statement, then Tenant shall promptly pay Landlord any deficiency, or Landlord, upon receipt of such annual statement, shall issue to Tenant a credit invoice for such excess which shall be credited against Tenant’s future payments of Operating Expenses, as the case may be.

5.2.3                        Recalculation of Tenant’s Pro Rata Share.  Notwithstanding anything to the contrary in this Lease, Landlord may elect, from time to time, to have other tenants or owners of a portion of the Shopping Center operate and maintain the Common Area located on such other tenant’s or owner’s leased or owned portion of the Shopping Center, in which event such other tenants or owners (and not Landlord) shall be responsible for the operation and maintenance of such portion of the Common Area.  In such event, Tenant’s proportionate share of Operating Expenses shall be calculated by (i) excluding from all the Operating Expenses the costs and expenses all costs and expenses incurred by the tenants and owners performing or maintaining their own portion of the Common Area, and (ii) including in the denominator of the fraction determining Tenant’s share thereof only the number of rentable square feet of floor area of all buildings owned or leased by parties other than the tenants or owners performing or maintaining their own portion of the Common Area.

ARTICLE 6

TENANT’S CONDUCT OF BUSINESS

6.1                                 Permitted Use.  Subject to the provisions of this Article, the Premises shall be used and occupied solely for the use set forth in Section 10 of the Basic Lease Provisions and for no other use or purpose whatsoever (the “Permitted Use”).

6.2                                 Exclusive Use.  Subsequent to the date of this Lease, so long as Tenant is not in default hereunder, Landlord agrees, during the time that Tenant constitutes the “Tenant” under this Lease, that all new leases for space in the Shopping Center will contain a provision (herein called a “Restrictive Use Clause”) which shall prohibit the Tenant thereunder from conducting as its primary business at the Shopping Center (i) a state or national bank, (ii) a state or federal savings and loan, (iii) a trust company or (iv) subject to the remaining provisions of this Section, a state or federal credit union.  If Tenant discontinues the operation of a bank as its primary business at the Premises, then Landlord’s obligations under this Section shall automatically terminate and all Restrictive Use Clauses shall be deemed null and void.  This agreement of Landlord shall operate only to the extent Landlord’s covenants and agreements contained in this Section are not contrary to public policy or contrary to law and, in the event such covenants and agreements are deemed contrary to law, such covenants and agreements shall become automatically and immediately null and void and shall be deemed revoked.  Anything herein to the contrary notwithstanding, Tenant agrees to indemnify, defend and hold Landlord harmless from any claim, cost, loss or damage (including reasonable attorneys’ fees) incurred or alleged against Landlord by any person, firm or corporation whatsoever by reason of Landlord’s compliance, or attempted compliance, with the terms and conditions of this Section (provided, however, that Landlord shall have no obligation to enforce such Restrictive Use Clauses), and in the event Landlord or its successors or assigns are made subject to any action, proceeding or penalty with respect to the provisions of this Section, Tenant agrees to indemnify, defend and hold Landlord harmless from any cost, loss, claim or expense in respect thereto.  This Section shall not apply to any leases entered into by Landlord prior to the date of this Lease (including, without limitation, that certain Shopping Center Lease between Landlord and Heritage Community Credit Union, a California corporation, dated December 14, 2001) nor to any amendments nor renewals of such leases.  In the event of any violation of a Restrictive Use Clause by another tenant of the Shopping Center, Landlord shall not be in breach of this Lease, and Tenant’s sole and exclusive remedy with respect to such violation shall be to attempt to cause such tenant to cease violating the Restrictive Use Clause contained in its Lease.

6.3                                 Trade Name.  Subject to Article 14, Tenant shall use in the transaction of business in the Premises the trade name, if any, set forth in Section 3 of the Basic Lease Provisions; provided, however, in the event Tenant is transacting business in the majority of its stores engaged in the Permitted Use, or any portion of such use, in the metropolitan area in which the Shopping Center is located under a different trade name, Tenant shall transact business in the Premises under the same trade name as used in the majority of such stores.

6.4                                 Operating Covenants.  Tenant agrees to open the Premises to the public on or before the Commencement Date.  Tenant shall not at any time abandon the Premises, but shall in good faith continuously throughout the term of this Lease conduct and carry on in the entire Premises the Permitted Use.  Tenant shall:  (a) comply with the Rules and Regulations of Landlord as such may be amended from time to time; (b) secure and maintain a business license and all other applicable governmental approvals; (c) operate continuously and uninterruptedly in the entire Premises the business which it is permitted to operate under the provisions of this Lease; (d) employ its best judgment, efforts and abilities to operate the business conducted by it on the Premises in a manner calculated to produce the maximum profitable and practical volume of sales and transactions obtainable and to enhance the reputation and attractiveness of the Premises; (e) at all times, keep and maintain within the Premises an adequate stock of merchandise and trade fixtures to service and supply the usual and ordinary requirements of its customers; (f) keep the Premises and interior and exterior portions of windows, doors and all other glass or plate glass fixtures in a neat, clean, sanitary and safe condition; (g) warehouse, store or stock only such merchandise as Tenant intends to offer for sale at retail; (h) use for office space or other non-selling purposes only such space as is reasonably required for Tenant’s business; (i) keep sidewalks adjacent to the Premises clean from visible trash, papers, oil, gum and other debris and (j) operate its business with a stock of merchandise comparable in style and type to those offered at its other stores engaged in the Permitted Use, or any portion of such use, in the metropolitan area in which the Shopping Center is located, in a high class and reputable manner to maximize sales from the Premises.

6.5                                 Hours of Business.  Except to the extent Tenant may be prohibited from being open for business by applicable law, ordinance or government regulation, Tenant shall, except during reasonable periods of repairing, cleaning and decorating, not to exceed seven (7) days, keep the Premises open to the public for business during weekdays from 9:00am to 5:00pm, with adequate and competent personnel in attendance on all such days and during all such hours.  Tenant shall not be required to open for business on Thanksgiving Day, Christmas Day, New Year’s Day or Easter or any other holiday observed by the Federal Reserve Bank and shall be permitted to close for business up to two (2) additional days per Lease Year.

6.6                                 Compliance With Exclusive Use Provisions.  Tenant acknowledges that various tenants or occupants of the Shopping Center have been or will be granted exclusive uses within the Shopping Center, and no part of the Premises shall be used for any purpose or in any way that violates any of the provisions set forth on Exhibit “D” hereto or any provision hereafter deemed to be an additional provision of Exhibit “D” pursuant to this Section 6.6.  Tenant agrees that neither it nor any successor, assign, concessionaire, subtenant or assignee shall use the Premises, or any part thereof, in any way that would violate any of the prohibited uses listed on Exhibit “D” or hereafter deemed to be an additional provision thereof, and notwithstanding the Provisions of Article 19, Tenant shall be in immediate default under this Lease if Tenant violates the provisions of this Section 6.6.  Tenant acknowledges that Landlord may hereafter grant other exclusive uses to other tenants or occupants of the Shopping Center or other prohibited uses for the benefit of such other tenant or occupant, and Tenant agrees that neither it nor any successor, assign, concessionaire, subtenant or assignee shall use the Premises, or any part thereof, in any way that would violate any such exclusive or prohibited use hereafter granted of which Tenant has received written notice, so long as such exclusive or prohibited use does not prohibit the use of the Premises for the Permitted Use.  Upon receipt by Tenant of written notice of any such exclusive or prohibited use hereafter granted, such exclusive or prohibited use shall automatically be deemed to be an additional provision of Exhibit “D” hereto, so long as such exclusive or prohibited use does not prohibit the use of the Premises for the Permitted Use.  Tenant covenants and agrees that it will not withhold or delay its written acknowledgment of the addition of any such additional exclusive or prohibited use to Exhibit “D” if such acknowledgment is requested in writing by Landlord, and in the event Tenant fails to furnish such written acknowledgment of such addition within fifteen (15) days after Tenant’s receipt of Landlord’s written request therefor, Tenant shall be deemed to have given such written acknowledgment as of the expiration of such 15-day period.

6.7                                 Increase in Insurance.  Tenant shall not do or permit anything to be done in or about the Premises nor bring or keep anything therein which will, in any way, increase the existing rate of, invalidate, or affect in any other way any fire or other insurance carried on the Premises and/or the Shopping Center Tract or any of its contents, or cause a cancellation of any insurance policy covering the Shopping Center Tract or any part thereof or any of its contents.  Notwithstanding anything to the contrary contained herein, Tenant shall promptly, upon demand, reimburse Landlord for the full amount of any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Section 6.7, it being understood that such demand for reimbursement shall not be Landlord’s exclusive remedy.

6.8                                 Hazardous Materials.  Tenant shall not cause or permit any Hazardous Materials (defined below) to be brought upon, kept or used in or about the Premises or Shopping Center by Tenant, its agents, employees, contractors or invitees, and shall not conduct or authorize the use, generation, transportation, storage, treatment or disposal at the Premises or the Shopping Center of any Hazardous Materials other than those expressly permitted, in writing, by Landlord.  If Tenant breaches the obligation stated above, or if the presence of Hazardous Materials on the Premises, or Shopping Center caused or permitted by Tenant (including Hazardous Materials specifically permitted and identified below) results in contamination to the Premises, or Shopping Center, or any portion of the real property surrounding the Project (the “Adjacent Property”), or if contamination of the Premises, or Shopping Center, or Adjacent Property by Hazardous Materials otherwise occurs for which Tenant is legally liable to Landlord for damages resulting therefrom, then Tenant shall be liable and responsible for, without limitation, (i) removal from the Premises, or Shopping Center, or Adjacent Property of any Hazardous Materials and the cost of such removal; (ii) damages to persons or property in or on the Premises, or Shopping Center, or Adjacent Property; (iii) claims resulting therefrom; (iv) fines imposed by any governmental agency; and (v) any other liability as provided by law.  In addition to the foregoing, Tenant shall indemnify, protect, defend and hold Landlord, its agents and contractors harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities and losses (including, without limitation, diminution in value of the Premises, or Shopping Center, or Adjacent Property), damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises, or Shopping Center, or Adjacent Property, damages arising from any adverse impact on marketing of space in the Shopping Center or the Adjacent Property, and sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees, which arise during or after the Lease Term as a result of such contamination.  This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Materials present in the soil or ground water on or under the Shopping Center and arising out of breach of Tenant’s obligation under this Section 6.8.  Without limiting the foregoing, if the presence of any Hazardous Materials within the Shopping Center caused or permitted by Tenant results in any contamination of the Premises, or Shopping Center, Tenant shall promptly take all actions, at its sole expense, as are necessary to return the Premises, or Shopping Center to the condition existing prior to the introduction of any such Hazardous Material, provided that Landlord’s approval of such action shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long term or short term effect on the Shopping Center or the Adjacent Property and are permitted by any lender of Landlord having a first priority lien on the Shopping Center.

6.8.1                        Definition of Hazardous Materials.  As used herein, the term “Hazardous Materials” or “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government.  Hazardous Materials include, without limitation, any material or substance which is or becomes (i) defined as a “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under Sections 25115, 25117 or 25122.7, or listed pursuant to Section 25140, of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a “hazardous substance” under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presly-Tanner Hazardous Substance Account Act), (iii) defined as a “hazardous material,” “hazardous substance” or “hazardous waste” under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory), (iv) defined as a “hazardous substance” under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (v) petroleum or petroleum product or fraction thereof, (vi) asbestos, (vii) listed under Section 6.8 and defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (viii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317), (ix) defined as “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et. seq. (42 U.S.C. Section 6903), or (x) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 601 et. seq. (42 U.S.C. Section 9601).  The term “Hazardous Materials” also includes, without limitation, any material or substance which is (a) defined or listed as a “hazardous waste”, “extremely hazardous waste”, “restrictive hazardous waste” or “hazardous substance” or considered a waste, condition of pollution or nuisance under any other environmental law; (b) polychlorinated biphenyl; (c) flammable explosives; (d) urea formaldehyde; and/or (e) substances known by the State of California to cause cancer and/or reproductive toxicity.  It is the intent of the parties hereto to construe the terms “Hazardous Materials” and “environmental law” in their broadest sense.

6.8.2                        Assignment and Subletting.  If (i) any anticipated use of the Premises by any proposed assignee or subtenant involves the generation, storage, use, treatment or disposal of Hazardous Materials, or (ii) the proposed assignee or subtenant has been required by any prior landlord, lender or governmental authority to take remedial action in connection with Hazardous Materials contaminating a property and the contamination resulted from such party’s action or use of the property in question, it shall not be unreasonable for Landlord to withhold its consent to an assignment or subletting to such proposed assignee or subtenant.  Landlord may require that the proposed assignee or subtenant provide information and/or a certification executed by an authorized corporate officer with respect to the foregoing matters.

6.9                                 Compliance with Laws and Other Requirements.  Tenant shall cause the Premises to comply in all material respects with all laws, ordinances, regulations and directives of any governmental authority having jurisdiction including, without limitation, any certificate of occupancy and any law, ordinance, regulation, covenant, condition or restriction affecting the building or Shopping Center which is applicable to the Premises (collectively “Applicable Laws”).  Tenant shall not use the Premises or permit the Premises to be used in any manner which (i) violates any Applicable Laws, (ii) causes or is reasonably likely to cause damage to the Premises or Shopping Center, (iii) violates a requirement or condition of any fire and extended insurance policy covering the Premises and/or Shopping Center or increases the cost of such policy, (iv) constitutes or is reasonably likely to constitute a nuisance, annoyance or inconvenience to other tenants or occupants of the Shopping Center or its equipment, facilities or systems, (v) interferes with, or is reasonably likely to interfere with, the transmission or reception of microwave, television, radio, telephone or other communications signals by antenna or other facilities located in the Shopping Center; or (vi) violates any of the Rules and Regulations for the Shopping Center.  Tenant shall also comply with all laws, ordinances and regulations regarding the disclosure of the presence or danger of Hazardous Materials.

6.10                           Prohibited Uses.  Tenant shall not (i) conduct within the Premises any fire, auction, bankruptcy or liquidation (whether of merchandise only or of the entire business of Tenant) sales, (ii) advertise that Tenant is “going out of business”, (iii) permit any objectionable or unpleasant odors or noises to emanate from the Premises, (iv) place or permit any radio, television, loudspeaker, amplifier or other sound broadcasting system on the roof or outside the Premises or where the same can be seen or heard from outside the building or in the Common Area, (v) place an antenna, awning or other projection on the exterior of the Premises, (vi) operate or permit the operation of any amusement or arcade type games in the Premises, (vii) use, or permit to be used, the malls or sidewalks adjacent to the Premises, or any other premises outside such space for the sale or display of any merchandise or for any other business, occupation, or undertaking except as permitted below, or (viii) take any other action which in the exclusive judgment of Landlord exercised in good faith would constitute a nuisance or would disturb or endanger other tenants of the Shopping Center or interfere with their use of their respective premises, or which would tend to injure the reputation of the Shopping Center.  Sidewalk sales or other outside activities of Tenant shall be prohibited, unless in conjunction with a promotion by all tenants and occupants on the Shopping Center Tract.

6.11                           Advertising.  Subject to Landlord’s prior written reasonable approval as to content, medium and location, Landlord shall authorize Tenant, at Tenant’s election and at Tenant’s sole cost and expense, to place a temporary “Opening Soon” sign on the exterior of the Premises; provided, however, that such sign shall in all events comply with the Declarations (including, without limitation, any restrictions therein as to the location of same within the Shopping Center) and any applicable governmental laws, regulations or other requirements, and provided further that Tenant shall remove such sign on or before the Commencement Date.  Tenant shall not affix upon the Premises any other sign, advertising placard, name, insignia, trademark, descriptive material or other like item unless approved in writing by Landlord in advance or required by State and Federal law or regulation.  No advertising medium shall be utilized by Tenant within the Premises which can be heard or seen outside the Premises, including without limitation, flashing lights, searchlights, loudspeakers, phonographs, radios or televisions.  Tenant shall not display, paint or place any handbill, bumper sticker or other advertising devices on any vehicle parked in the Common Area.  Tenant shall not distribute any handbills or other advertising matter in the Shopping Center.

6.12                           Shopping Center Name.  Tenant shall use the name of the Shopping Center in its advertising as the address reference for the Premises only and not for any other purpose.  Landlord reserves the right, in its sole discretion, to change the name and logo of the Shopping Center at any time.

ARTICLE 7

UTILITY SERVICES

7.1                                 Gas, Electricity and Water.  Landlord agrees to cause to be provided as part of the Leasehold Improvements mains, conduits and other facilities which are capable of supplying electricity, gas, water and sewer service to the Premises in substantial accordance with the specifications attached hereto as Exhibit “F”.  Tenant hereby acknowledges the limits of the design standard of the electrical service to be furnished to the Premises as reflected on the specifications attached hereto as Exhibit “F” and, if additional capacity or wiring is required by Tenant, Tenant, after obtaining Landlord’s approval with respect to the same, shall install such additional capacity or wiring at Tenant’s own expense, provided it is permitted under State and local code.  Tenant shall pay for all electricity, water and sewer service provided to the Premises and all such utilities shall be separately metered to the Premises.

7.2                                 Heating and Air Conditioning.  As part of the Leasehold Improvements, Landlord shall install a system including all duct work to heat, air condition and ventilate the Premises in substantial accordance with the specifications attached hereto as Exhibit “F”.  Tenant shall pay the cost for all such heating, air conditioning and ventilation service provided to the Premises, including the cost of maintenance, repair and replacement of same.  Landlord, at its sole option, may arrange for a preventative maintenance contract for the HVAC units; provided, however, Landlord shall provide Tenant thirty (30) days prior written notice of its intent to so arrange for a preventive maintenance contract for the HVAC units.  The costs for such a maintenance contract will become a part of the Operating Expenses.  Tenant will also carry insurance covering said equipment which may be self-insured as provided herein and will provide proof of insurance satisfactory to Landlord on said equipment upon occupancy.

7.3                                 Payment Terms for Landlord Supplied Utilities.  Notwithstanding anything to the contrary contained herein, Landlord may, if it so elects, furnish one or more utility services to Tenant, and in such event Tenant shall purchase the use of such services as are tendered by Landlord, and shall pay within thirty (30) days from receipt of invoice as Additional Rent the rates established therefor by Landlord, which shall not exceed the rates which would be charged for the same service if furnished directly by the local public utility companies.  All said billings shall be based upon Tenant’s actual consumption of such utility services.  Landlord may at any time upon forty-five (45) days notice to Tenant discontinue furnishing any such service without obligation to Tenant other than to connect the Premises to the public utility, if any, furnishing such service.  If Tenant fails to pay any charges referred to in this Article when due, Landlord may pay the charge, and Tenant agrees to reimburse Landlord for any amount paid by Landlord plus interest thereon at the Interest Rate specified in Section 9.1.

7.4                                 Tenant Supplied Utilities.  Landlord reserves the right, from time to time, to make reasonable and non-discriminatory modifications to the above standards for utilities and services.  Tenant agrees to make all arrangements for and to be solely responsible for the direct payment of all separately metered or separately charged utility services, including, without limitation, all utility hook-up connection charges, fees and taxes, supplied to Tenant for Tenant’s use in or about the Premises (including without limitation electric, natural gas, telephone, cable television and any other special utility requirements of Tenant), if any, to the Premises or to the Tenant and shall make such payments to the respective utility companies prior to delinquency.  Such amounts shall not be included as Operating Expenses.

7.5                                 Waiver of Liability.  No interruption in, or temporary stoppage of, any of the aforesaid services caused by repairs, renewals, improvements, alterations, strikes, lockouts, labor controversy, accidents, inability to obtain fuel or supplies, or other causes shall be deemed an eviction or disturbance of Tenant’s use and possession, or render Landlord liable for damages, by abatement of Rent or otherwise or relieve Tenant from any obligation herein set forth.  Furthermore, Landlord shall not be liable under any circumstances for loss of, or injury to, property or for injury to, or interference with, Tenant’s business including, without limitation, loss of profits or consequential damages, however occurring, through or in connection with or incidental to (a) any failure to supply any heat, air conditioning, elevator, cleaning, lighting, security or other service Landlord has agreed to supply, (b) any surges or interruptions in electricity, or (c) the breakage or failure of any telephone lines, wires or cables in the Premises or Shopping Center, whether or not caused by any negligence of Landlord or by Landlord’s installation of, maintenance of or failure to maintain any of the foregoing.  In no event shall Landlord be required to provide any heat, air conditioning, electricity or other service in excess of that permitted by voluntary or involuntary guidelines or laws, ordinances or regulations of any governmental authority.

7.6                                 Sewer Impact Fee Credit.  Tenant acknowledges that, in connection with Landlord obtaining Landlord’s permits relating to the development of the Shopping Center, Landlord was required to pay a sewer impact fee to the City of Folsom, California (the “City”).  In connection with the payment of such sewer impact fee by Landlord, Landlord received from the City a credit (the “Credit”) for such sewer impact fee, which Credit is intended to be applied against the costs to Landlord of obtaining tenant improvement permits for buildings at the Shopping Center from time to time.  The parties acknowledge that Tenant will be performing construction of the Tenant’s improvements in the Premises.  In the event that at the time Tenant obtains a building permit for construction of such Tenant improvements, the City applies a portion of the Credit against the fees otherwise payable by Tenant in connection with obtaining Tenant’s permit, then in that event Tenant hereby agrees to pay to Landlord, within thirty (30) days following issuance of Tenant’s permit for the construction of Tenant’s improvements in the Premises, a sum equal to the portion of the Credit applied by the City in connection with the issuance of Tenant’s permit.  Tenant’s payment to Landlord shall be accompanied by a copy of Tenant’s permit together with a schedule of the fees paid by Tenant in connection therewith.  Any portion of the Credit applied in connection with the issuance of Tenant’s permit shall be paid by Tenant to Landlord within said thirty (30) day period.

ARTICLE 8

POSSESSION OF THE PREMISES

8.1                                 Delivery of Possession.  Landlord shall give Tenant at least ten (10) days’ prior written notice of the approximate date of Substantial Completion and delivery of possession of the Premises (“Delivery of the Premises”).  If the Premises is delivered and Tenant accepts possession of the Premises on a date earlier than the date of Substantial Completion of the Leasehold Improvements, all covenants, agreements and obligations (other than Rent and the obligation to operate) shall commence on such earlier date, and the Rent reserved herein and the Term shall commence on the Rent Commencement Date.

8.2                                 Substantial Completion.  For purposes of this Lease, the phrase “Substantial Completion” or “Substantially Completed” shall mean that the Leasehold Improvements have been constructed and installed by Landlord substantially in accordance with the specifications attached hereto as Exhibit “F”.  If on the date the Leasehold Improvements are substantially complete there should remain items of construction or finishing work to be completed which do not materially interfere with Tenant’s use, occupancy or enjoyment of the Premises, Landlord and Tenant shall within thirty (30) business days from the date the Leasehold Improvements are substantially complete prepare a written list (the “Punch List”) of such uncompleted items.  Landlord agrees to complete the Punch List item(s) within that time period which is reasonable for completion of such items.  In the event of any dispute as to work performed or required to be performed by Landlord or the existence of any Punch List item(s) or the completion thereof in accordance with the terms of the Lease, such dispute shall be decided by Landlord’s architect which decision shall be final and binding upon the parties.

8.3                                 Acceptance of Premises.  Subject to the preceding paragraph, the acceptance of possession by Tenant shall be deemed conclusively to establish that the Premises and all other improvements of the Shopping Center required to be constructed by Landlord for use thereof by Tenant hereunder have been completed unless Tenant notifies Landlord in writing within thirty (30) days after the Commencement Date.  Tenant waives any claim as to matters not listed in said notice.

8.4                                 Opening Date.  Tenant shall open the Premises to the public for business no later than the Opening Date and shall thereafter continuously hold the Premises open for business in accordance with Article 6 hereof.

8.5                                 Certificates.  Within ten (10) days after Landlord’s request therefor, but in no event earlier than the Opening Date, Tenant shall deliver to Landlord (a) an executed copy of the Commencement Date Memorandum (in the form attached hereto as Exhibit “G”), and (b) the Certificate of Occupancy for the Premises issued by the appropriate governmental agency.

8.6                                 Tenant’s Work and Signage.  Upon Substantial Completion and Delivery of the Premises to Tenant, Tenant shall proceed with due diligence to cause Tenant’s improvements to be performed, and to install Tenant’s exterior signage (which shall be installed no later than the Rent Commencement Date), furniture, fixtures and equipment.

ARTICLE 9

OVERDUE AMOUNTS - SECURITY DEPOSIT

9.1                                 Interest on Past Due Obligations.  Any installment of Annual Minimum Rent, Additional Rent, or other charges to be paid by Tenant accruing under the provisions of this Lease, which is not paid when due, shall bear interest at the rate of Prime percent plus two percent (2%) per annum from the date when the same is due until the same shall be paid, but if such rate exceeds the maximum interest rate permitted by law, such rate shall be reduced to the highest rate allowed by law under the circumstances (the “Interest Rate”).  For purposes of this Lease, the term “Prime” shall mean the rate announced from time to time by Bank of America, N.A., as its prime or reference rate.  If Bank of America shall cease to announce its prime or reference rate, then Landlord shall select the rate of another financial institution to be substituted therefor.  Tenant’s covenants to pay the Annual Minimum Rent and the Additional Rent are independent of any other covenant, condition, provision or agreement herein or elsewhere contained.

9.2                                 Late Charge.  Tenant hereby acknowledges that the late payment by Tenant to Landlord of Annual Minimum Rent, Additional Rent or other charges to be paid by Tenant accruing under the provisions of this Lease, will cause Landlord to incur unanticipated costs, the exact amount of which will be extremely difficult to ascertain.  Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any encumbrance covering the Shopping Center.  Accordingly, if any installment of Annual Minimum Rent, Additional Rent or other charges to be paid by Tenant accruing under the provisions of this Lease shall not be received by Landlord or Landlord’s designee within ten (10) days after the date due, Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount.  The parties agree that the amount of such late charge represents a fair and reasonable estimate of the costs and expenses that would be incurred by Landlord by reason of late payment by Tenant.  Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor shall such acceptance prevent Landlord from exercising any of the other rights and remedies granted hereunder or by law to Landlord.

ARTICLE 10

CARE OF THE PREMISES; SIGNS AND STOREFRONT; USE OF ROOF

10.1                           Tenant’s Maintenance Obligations.  Tenant will (a) keep the inside and outside of all glass in the doors and windows of the Premises clean; (b) keep all exterior store front surfaces of the Premises clean; replace promptly, at its expense, any broken door closers and any cracked or broken glass of the Premises with glass of like kind and quality; (c) maintain the Premises and the loading dock contiguous thereto, if any, at its expense in a clean, orderly and sanitary condition and free of insects, rodents, vermin and other pests; (d) keep any garbage, trash, rubbish or refuse removed at its expense on a regular basis and temporarily stored in the Premises in accordance with local codes or, if in Landlord’s sole judgment it provides trash removal service for all tenants, Tenant shall participate in and pay Landlord for such service; if Landlord shall install compactors within the Shopping Center in lieu of providing trash pick-up, Tenant shall use said compactor service as designated by Landlord in such times and in such manner as Landlord shall direct, and for the use of said compactor service, Tenant agrees to pay as Additional Rent, a reasonable monthly charge as determined by Landlord, which may be adjusted by Landlord as of the first day of each Lease Year to reflect any increase or decrease in the rates for said service; (e) keep all mechanical apparatus free of vibration and noise which may be transmitted beyond the Premises; (f) comply with all laws, ordinances, rules and regulations of governmental authorities, including without limitation, the Act (as herein defined), and all recommendations of the insurance services office and/or Landlord’s insurance carrier now or hereafter in effect relative to the use and occupancy of the Premises and the transaction of the business of Tenant in the Premises; and (g) light the show windows of the Premises and exterior signs until one-half hour after the closing of the Shopping Center and replace promptly all light bulbs and tubes when no longer serviceable.  Tenant will not, without the written consent of Landlord, place or maintain any merchandise or other articles outside of the Premises; use or permit the use of any loudspeakers, phonographs, public address systems, flashing, moving and/or rotating lights, sound amplifiers, radio or broadcasts within the Premises which are in any manner audible or visible outside the Premises; cause or permit odors to emanate or be dispelled from the Premises; solicit business or distribute advertising material within the Shopping Center except within the Premises; or permit the parking of delivery vehicles so as to unreasonably interfere with the use of any driveway, walk, parking area, mall or other portion of the Common Area in the Shopping Center.  Except as otherwise provided in this Article, the Premises shall at all times be kept in good order, condition and repair, reasonable wear and tear excepted, of equal quality with the original work by Landlord and Tenant at Tenant’s own cost and expense and in accordance with the Declarations, the Rules and Regulations of the Shopping Center, all laws, directions, rules and regulations of regulatory bodies or officials having jurisdiction in that regard.  If Tenant refuses or neglects to commence repairs within ten (10) days after receipt of written demand, or if Tenant fails to complete such repairs within a reasonable time thereafter, Landlord may make the repairs without liability to Tenant for any loss or damage that may accrue to Tenant’s stock or business by reason thereof, and if Landlord makes such repair, Tenant shall pay to Landlord the costs thereof with interest at the Interest Rate from the date of completion of such repairs and delivery of an invoice therefor until repayment.

10.2                           Landlord’s Maintenance Obligations.  Subject to including the costs thereof in Operating Expenses pursuant to Article 6 hereof, Landlord shall keep or cause to be kept the foundations, the four outer walls, roof, downspouts and gutters of the building of which the Premises are a part and, to the extent Tenant or other tenants are not obligated to maintain the same, all utility systems, lines, conduits and appurtenances thereto located within the Shopping Center Tract in good repair, ordinary wear and tear excepted; provided however, if the need for such repair is attributable to or result from the business activity being conducted within the Premises, or if any repairs or replacements are necessitated by the negligence, gross negligence, or willful misconduct of Tenant or anyone claiming under Tenant or by reason of Tenant’s failure to observe or perform any conditions or agreements contained in this Lease or caused by alterations, additions or improvements made by Tenant, or anyone claiming under Tenant, then, in such case, the cost thereof shall be the sole responsibility of Tenant and Tenant agrees to reimburse Landlord for any costs and expenses incurred by Landlord with respect to such repair.  Subject to the foregoing, it is agreed and understood that Tenant shall only be responsible for keeping in good repair the utility systems, lines, conduits and appurtenances thereto located within the Premises and solely and exclusively serving the Premises.  Landlord shall commence repairs it is required to do hereunder as soon as reasonably practicable after receiving written notice from Tenant of the necessity of such repairs, but in no event shall Landlord be required to make any other repairs, subject to the provisions of Article 15 and Article 16 herein and Landlord shall have no liability for any damage or injury arising out of any condition or occurrence causing a need for such repairs.  Tenant waives the provisions of Sections 1941 and 1942 of the Civil Code of the State of California, or any superseding statute, and of any other law permitting Tenant to make repairs at Landlord’s expense.

10.3                           Storefront Modifications.  Unless required by local, State or Federal law or regulation, Tenant shall not, without Landlord’s prior written consent, (i) make any changes to or paint the store front; or (ii) install any exterior lighting, decorations, banners or temporary or portable signs; or (iii) affix signs, advertisements, banners, or other material to the outside of store windows nor to the exterior of any doors, nor to any exterior columns or storefront walls.

10.4                           Signage.  All of Tenant’s signage is subject to the reasonable prior approval of Landlord, and shall comply with the Declarations all applicable laws, rules, regulations, or ordinances and the Sign Criteria for the Shopping Center, attached hereto as Exhibit “E” and incorporated herein by reference.  Tenant shall maintain its signage in good condition and repair during the Lease Term.  All of Tenant’s signage must be tastefully and professionally done and the use of hand-scribed signs of any kind is expressly prohibited.  Landlord reserves the right to remove unauthorized signage.  Tenant agrees to have erected and/or installed and fully operative on or before the Commencement Date all signs in accordance with Landlord’s Sign Criteria.  Tenant, upon vacation of the Premises, or the removal or alteration of its sign for any reason, shall be responsible for the repair, painting and/or replacement of the building fascia surface where signs are attached.  Any signs or letterings placed on storefronts, monument signs and pylon signs shall be paid for by Tenant.  If, as a result of a renovation of the Shopping Center by Landlord, Landlord requests that Tenant’s exterior storefront sign be removed, all storage costs, reinstallation costs, and costs for fabrication of a different sign of comparable dimensions, type and character, if required, shall be at the sole cost and expense of Landlord and will be done by Landlord and Landlord shall fabricate such different sign based upon Tenant’s plans and specifications complying with Landlord’s sign criteria.

10.5                           Tenant’s Repair Obligations.  Tenant will repair promptly, at its expense, any damage to the Premises or any other improvements within the Shopping Center Tract (i) caused by Tenant or anyone claiming by or through Tenant or (ii) caused by the installation or removal of Tenant’s property, regardless of fault or by whom such damage shall be caused, unless caused by Landlord, its agents, contractors, employees or licensees; if Tenant shall fail to make such repairs as aforesaid, Landlord may make the same (provided Landlord has given Tenant notice of its intent to make such repairs and Tenant has not commenced such repairs within ten (10) days following receipt of said notice) and Tenant agrees to pay the cost thereof to Landlord together with interest at the Interest Rate from the date of commencement of said repairs until repayment.

10.6                           Landlord’s Rights to Exterior of Premises.  Subject to Tenant’s rights under Section 10.7, Landlord shall have the exclusive right to use all or any part of the roof of the Premises for any purpose; to erect additional stories or other structures over all or any part of the Premises; to erect temporary scaffolds and other aids to construction on the exterior of the Premises, provided that access to the Premises shall not be denied; and to install, maintain, use, repair and replace within the Premises pipes, ducts, conduits, wires and all other mechanical equipment serving other parts of the Shopping Center Tract.  Landlord may make any use it desires of the side or rear walls of the Premises, provided that such use shall not encroach on the interior of the Premises.

10.7                           Roof Satellite Dish.  Subject to the provisions of this Section 10.7, Tenant may use a portion of the roof to install, operate and maintain, at Tenant’s sole cost and expense, a microwave dish or similar antenna for telecommunications solely for Tenant’s personal use within the Premises (“Telecommunications Equipment”).  Tenant will install the Telecommunications Equipment only in a location determined by Landlord in Landlord’s sole and absolute discretion.  Tenant’s installation, maintenance, replacement and removal of any Telecommunications Equipment must comply with the requirements of any Building roof warranties, all provisions of Article 13 governing alterations, and the other terms and conditions of this Lease.  Tenant’s installation, operation and maintenance is subject to Tenant receiving and maintaining all governmental approvals required for the Telecommunications Equipment and otherwise complying with the Declarations and all governmental laws, rules, regulations and ordinances relating thereto.  The Telecommunications Equipment must not interfere with any existing Shopping Center equipment or other tenants’ equipment.  Upon prior notice to Landlord, Tenant will be allowed reasonable access to the Telecommunications Equipment area for the purpose of maintaining and servicing such equipment.  All Telecommunications Equipment (i) will remain the personal property of Tenant, (ii) will be located and maintained at Tenant’s sole cost and risk, (iii) must be properly removed by Tenant at the end of the Term pursuant to the provisions of Article 13 and (iv) is subject to acceptable screening of same at Tenant’s sole cost and expense, such screening to be reasonably pre-approved by Landlord and, in all events, such screening to comply with the Declarations and all governmental laws, rules, regulations and ordinances relating thereto .  Notwithstanding anything to the contrary in this Lease, in the event that Landlord’s insurance obligations under this Lease increase as a result of Tenant’s installation, operation or maintenance of the Telecommunications Equipment, any such increase shall be borne solely by Tenant and not by Landlord or any other tenants leasing space in the Shopping Center.

10.8                           Landlord’s Right of Entry.  Landlord, its agents, contractors and employees, may enter the Premises at all reasonable times during Tenant’s normal business hours to: (a) examine the Premises; (b) perform any obligation to, or exercise any right or remedy of, Landlord under this Lease; (c) make repairs, alterations, improvements or additions to the Premises or to other portions of the Shopping Center as Landlord deems necessary or desirable; (d) perform work necessary to comply with laws, ordinances, rules or regulations of any public authority or of any insurance underwriter; (e) serve, post or keep posted any notices required or allowed under the provisions of this Lease, including, but not limited to, notices of non-responsibility for alterations, and (f) perform work that Landlord deems necessary to prevent waste or deterioration in connection with the Premises.  Tenant shall not be entitled to an abatement or reduction of Annual Minimum Rent or Additional Rent if Landlord exercises any rights reserved in this Section.  Landlord shall conduct its activities on the Premises hereunder in a manner that will minimize any inconvenience, annoyance or disturbance to Tenant.  Landlord shall not be liable in any manner for any inconvenience, disturbance, loss of business, nuisance, or other damage arising out of Landlord’s entry on the Premises as provided in this Section, except damages resulting from the negligent or intentionally wrongful acts or omissions of Landlord, or its authorized representatives.  The provisions of this Section 10.8 shall not in any way limit Landlord’s emergency entry rights under Section 12.3.

ARTICLE 11

INSURANCE

11.1                           Landlord’s Property Insurance Obligations.  Landlord shall maintain a policy of insurance equivalent to ISO special form coverage insuring the Shopping Center Tract for the benefit of Landlord in an amount equal to the full replacement cost thereof without coinsurance (excluding foundation, grading and excavation costs) against:

(a)                                  Loss or damage by fire; and

(b)                                 Such other risk or risks of a similar or dissimilar nature as determined by Landlord, including, but without limiting the generality of the foregoing, windstorms, hail, explosion, vandalism, malicious mischief, civil commotion, earthquake and flood and such other coverage as may be deemed appropriate by Landlord, provided such additional coverage is obtainable.

Except as otherwise expressly provided in this Lease, Landlord’s insurance obligations shall in no way limit or modify any of the obligations of Tenant under any provision of this Lease.  Tenant shall be obligated to pay the Rent or other charges to be paid for by Tenant as called for hereunder in the event of damage to or destruction of the Premises or the Shopping Center Tract if such damage or destruction is occasioned by the willful act or omission of Tenant or its agents or employees.  Insurance premiums paid by Landlord for insurance coverage required under this Article 11 shall be a portion of the “Operating Expenses” described in Article 5 hereof.

11.2                           Tenant’s Property Insurance Obligations.  Tenant shall maintain at its sole expense a policy of insurance equivalent to ISO special form coverage insuring all of its machinery, equipment, furniture, fixtures, all leasehold improvements and alterations, personal property (including also property under the care, custody, or control of Tenant, except the Landlord’s property) and business interests that may be located in, upon or about the Premises insured for the benefit of Tenant in an amount equal to the full replacement cost thereof without coinsurance against:

(a)                                  Loss or damage by fire; and

(b)                                 Such other risk or risks of a similar or dissimilar nature as are now, or may in the future be, customarily covered with respect to a tenant’s machinery, equipment, furniture, fixtures, all leasehold improvements and alterations, personal property and business located in a building similar in connection, general location, use, occupancy and design to the Shopping Center Tract, including, but without limiting the generality of the foregoing, windstorms, hail, explosions, vandalism, theft, malicious mischief, civil commotion, water damage of any type, including sprinkler leakage, bursting of pipes, or explosion in an amount not less than the replacement cost thereof and such other coverage as Tenant or Landlord may deem appropriate or necessary.

The proceeds of such insurance shall be used for the repair or replacement of the property so insured, except that the proceeds applicable to any leasehold improvements or alterations shall be paid to Landlord and Landlord shall be named as a loss payee in such insurance policy with respect to any such proceeds for leasehold improvements and alterations.  Tenant waives, releases and discharges Landlord from all claims or demands whatsoever which Tenant may have or acquire arising out of damage to or destruction of the machinery, equipment, furniture, fixtures, personal property and business of Tenant occasioned by fire or other cause, whether such claim or demand may arise because of the negligence or fault of Landlord and its agents, contractors, employees, licensees or otherwise, and Tenant agrees to look to the insurance coverage only in the event of such loss.

11.3                           Landlord’s Liability Insurance Obligations.  Landlord shall, as a portion of the Operating Expenses defined in Article 5, maintain, for its benefit and the benefit of its managing agent, commercial general liability insurance against claims for personal injury, death or property damage occurring upon, in or about the Shopping Center Tract, such insurance to afford protection to Landlord and its managing agent.

11.4                           Tenant’s Liability Insurance Obligations.  Tenant shall, at Tenant’s sole cost and expense but for the mutual benefit of Landlord, its managing agent and Tenant, maintain commercial general liability insurance against claims for personal injury, death or property damage occurring upon, in or about the Premises (including so-called “Dram Shop” or liquor liability coverage if the Premises are permitted to be used for serving or dispensing alcoholic beverages; provided, however, nothing herein contained shall be deemed as permitting such use without the consent of Landlord, in its sole and absolute discretion), such insurance to afford protection to Landlord, its managing agent and Tenant with a combined single limit per occurrence of not less than Three Million and No/100 Dollars ($3,000,000.00).  Such policies of insurance shall be written in companies reasonably satisfactory to Landlord, naming Landlord, its managing agent and any other parties designated by Landlord as additional insureds thereunder, and such policies, or a memorandum or certificate of such insurance, including an additional insured endorsement and any other endorsements required by Landlord shall be delivered to Landlord endorsed “Premium Paid” by the company or agency issuing the policy or accompanied by other evidence satisfactory to Landlord that the premium has been paid.  All policies shall indicate they may not be canceled or modified without thirty (30) days prior written notice to Landlord.  At such time as insurance limits required of tenants in shopping centers comparable to the Shopping Center in the area in which the Shopping Center is located are generally increased to greater amounts, Landlord shall have the right to reasonably require such greater limits as may then be customary.  Tenant agrees to include in such policy the contractual liability coverage insuring Tenant’s indemnification obligations provided for herein.  Any such coverage shall be indicated in the policy as primary to any liability coverage secured by Landlord.  Such insurance shall also afford coverage for all claims based upon acts, omissions, injury or damage, which claims occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period.

11.5                           Additional Insurance Obligations of Tenant.  In addition to the other insurance obligations of Tenant as set forth in this Article 11, Tenant agrees throughout the term of this Lease to maintain in full force and effect (i) business income insurance in such amounts as will reimburse Tenant for loss of earning for a period of at least twelve (12) months, (ii) plate glass insurance covering all plate glass on the Premises at full replacement value, and (iii) worker’s compensation insurance and employer’s liability insurance in the greater amount of One Million Dollars ($1,000,000.00) or the amounts required by law.

11.6                           Indemnification.  Tenant shall indemnify, protect, defend and hold Landlord and Landlord’s directors, officers, shareholders, employees, agents, lenders and managing agent (collectively “Landlord Parties”) harmless from and against any and all liability, loss, cost or expense, including, without limitation, attorneys’ fees and costs (including those incurred in enforcing this provision) that may arise from a third party claim that (i) arises from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease; (ii) arises out of any bodily injury, personal injury or property damage occurring to such third party at the Premises, even if resulting from the negligent act or omissions of Landlord or of Landlord Parties; or (iii) is caused by Tenant or Tenant’s employees, representatives, agents, contractors, or licensees.  In case any action or proceeding is brought against Landlord or Landlord Parties and such a claim is a claim from which Tenant is obligated to indemnify Landlord pursuant to this Section, Tenant, upon notice from Landlord, shall resist and defend the action or proceeding by counsel reasonably satisfactory to Landlord.  The obligations of Tenant under this Section shall survive termination of this Lease.

11.7                           Waiver.  Notwithstanding anything to the contrary contained in this Lease, neither party, nor its officers, directors, shareholders, employees, agents, nor invitees, nor, in the case of Tenant, its subtenants, shall be liable to the other party or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure, or other tangible property, when such loss is caused by any of the perils which are or could be insured against under a standard ISO special form coverage policy, even though the loss or damage might have been caused by the negligence of such party, its employees and agents, but excluding any loss or damage caused by intentionally wrongful actions or omissions.  If, by reason of the foregoing waiver, either party is unable to obtain the insurance required under this Article 11, the waiver shall be deemed not to have been made by that party.  If either party is unable to obtain the insurance required under this Article 11 without the payment of any addition premium therefor, then unless the party claiming the benefit of the waiver agrees to pay the other party for the cost of the additional premium within thirty (30) days after notice setting forth the requirement and the amount of the additional premium, the waiver will be of no force and effect between the other party and the claiming party.  Each party shall use reasonable efforts to obtain the insurance required under this Article 11 from a company that does not charge an additional premium or, if that is not possible, from a company that charges the lowest additional premium.  Each party shall give the other party notice at any time when it is unable to obtain insurance with such a waiver of subrogation without the payment of an additional premium, and the foregoing waiver shall be effective until thirty (30) days after notice is given.  Each party represents that its current insurance policies allow such waiver.

11.8                           Tenant’s Waiver.  Tenant agrees, to the extent permitted by law, except for claims due solely to Landlord’s intentional misconduct, that Landlord or Landlord Parties shall not be liable, and Tenant waives all claims, for damage to property and business sustained during the term of this Lease by Tenant occurring in or about the Shopping Center, resulting directly or indirectly from any existing or future condition, defect, matter or thing in the Premises, the Shopping Center or any part thereof, or from equipment or appurtenances becoming out of repair, or from accidents or from any occurrence or act or omission of Landlord or Landlord Parties or any tenant or occupant of the Shopping Center or any other person.  This paragraph shall apply especially, but not exclusively, to damage caused as aforesaid or by the flooding of basements or other sub-surface areas, or by refrigerators, sprinkling devices, air conditioning apparatus, water, snow, frost, steam, excessive heat or cold, falling plaster, broken glass, sewage, gas, odors or noise, or the bursting or leaking of pipes or plumbing fixtures, and shall apply equally, whether any such damage results from the act or omission of other tenants or occupants in the Shopping Center or any other persons, and whether such damage be caused by or result from any of the aforesaid, or shall be caused by or result from other circumstances of a similar or dissimilar nature.  The foregoing waiver shall not apply to damage that is covered by Landlord’s insurance required to be carried under this Article 11.

11.9                           Deductible.  Anything herein to the contrary notwithstanding, in the event any damage to the Shopping Center Tract results from any act or omission of Tenant or its agents, contractors, employees, invitees, customers or licensees, and all or any portion of Landlord’s loss is deductible, Tenant shall pay to Landlord the amount of such deductible loss (not to exceed $2,500 per event).

11.10                     Tenant’s Property.  All property in the Shopping Center or within the Premises belonging to Tenant or its agents, contractors, employees, licensees, customers or invitees shall be at the risk of Tenant only.  Landlord shall not be liable for damage thereto or theft, misappropriation or loss of such property, and Tenant agrees to defend and hold Landlord Parties harmless and indemnify them against claims and liability for injuries to such property.  The foregoing limitation on liability shall not apply to damage or loss that is covered by Landlord’s insurance required to be carried under this Article 11.  In addition, Tenant acknowledges and understands that safety and security devices, services and programs provided by Landlord, if any, while intended to deter crime and ensure safety, may not in any given instance prevent theft or other criminal acts, or ensure safety of persons or property and that any risk that any safety or security device, service or program may not be effective, or may malfunction, or may be circumvented by a criminal, is assumed by Tenant and that Landlord shall not have any responsibility or liability for providing or failing to provide any of the foregoing.

11.11                     Blanket Insurance Policy.  Anything herein to the contrary notwithstanding, Tenant shall not be precluded from taking out insurance of the kind and in the amount provided for in this Article under a blanket insurance policy or policies (certificates thereof reasonably satisfactory to Landlord shall be delivered to Landlord) which may cover other properties owned or operated by Tenant as well as the Premises; provided, however, that such policies of blanket insurance shall, as respects the Premises, contain the various provisions required of such an insurance policy by the foregoing provisions of this Article and, for liability insurance, must be made specifically applicable to the Premises and this Lease on a “per location” basis and, for property insurance, must include “agreed amount, no coinsurance” provisions.

11.12                     Commencement of Insurance Obligations.  Commencing as of the Delivery Date or Tenant’s earliest possession of the Premises and continuing during the Term, Tenant shall, at its sole cost and expense, procure, pay for and keep in full force and effect all of the types of insurance required under this Article 11, in at least the amounts and in the form specified herein.

11.13                     Increased Premiums Due to Use of Premises.  Tenant shall not do any act in or about the Premises which will increase the insurance rates upon the building of which the Premises are a part.  Tenant agrees to pay to Landlord upon demand the amount of any increase in premiums for insurance resulting from Tenant’s use of the Premises, whether or not Landlord shall have consented to the act on the part of Tenant.

11.14                     Failure to Provide Evidence of Insurance.  In the event Tenant fails to provide Landlord with evidence of insurance required under this Article, Landlord may, but shall not be obligated to, without further demand upon Tenant, and without waiving or releasing Tenant from any obligation contained in this Lease, obtain such insurance and Tenant agrees to repay, upon demand all such sums incurred by Landlord in effecting such insurance.  All such sums shall become a part of the Additional Rent payable hereunder, but no such payment by Landlord shall relieve Tenant from any default under this Lease.

ARTICLE 12

CERTAIN RIGHTS RESERVED BY LANDLORD

Landlord reserves the following rights exercisable without notice and without liability to Tenant (including but not limited to a right of entry to effectuate the following rights) and without effecting an eviction, constructive or actual, or disturbance of Tenant’s use or possession, or giving rise to any claim for setoff or abatement of rent:

12.1                           Regulate Heavy Equipment.  To approve the weight, size and location of safes and other heavy equipment and articles in and about the Premises and the Shopping Center and to require all such items to be moved into and out of the Shopping Center and the Premises only at such times and in such manner as Landlord shall direct in writing.

12.2                           Exclusive Businesses.  Subject to Section 6.2 of this Lease, to grant to anyone the exclusive right to conduct any particular business or undertaking in the Shopping Center.

12.3                           Emergency Entry.  Notwithstanding anything to the contrary in this Lease, Landlord and its agents may enter the Premises at any time in case of emergency and shall have the right to use any and all means which Landlord may deem proper to open such doors during an emergency in order to obtain entry to the Premises.  Any entry to the Premises obtained by Landlord in the event of an emergency shall not, under any circumstances, be construed or deemed to be a forcible or unlawful entry into, or detainer of, the Premises, or to be an eviction of Tenant from the Premises or any portion thereof.

12.4                           Exhibition of Premises.  Tenant shall permit Landlord and its agents, upon reasonable notice, to enter and pass through the Premises or any part thereof at reasonable times during normal business hours to:  (a) post notices of nonresponsibility; (b) exhibit the Premises to holders of encumbrances on the interest of Landlord under the Lease and to prospective purchasers, mortgagees or Tenants of the Building; and (c) during the period of six (6) months prior to the expiration of the Lease Term or upon the termination of the Lease or Tenant’s vacation or abandonment of the Premises, exhibit the Premises to prospective Tenants thereof.  In addition to the foregoing, Landlord may post customary “For Sale” or “For Lease” signs on the Premises.  If during the last month of the Lease Term, Tenant shall have removed substantially all of Tenant’s property and personnel from the Premises, Landlord may enter the Premises and repair, alter, and redecorate the same, without abatement of Rent and without liability to Tenant; and such acts shall have no effect on this Lease.

12.5                           Right of Landlord to Perform.  All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of Rent.  If Tenant shall fail to pay any sum of money, other than Rent due Landlord, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, including, but not limited to, the failure to commence and complete repairs promptly and adequately, and the failure to remove any liens or otherwise to perform any act or fulfill any obligation required of Tenant under this Lease, Landlord may, but shall not be obligated to do so, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such other act on Tenant’s part to be made or performed as in this Lease provided.  All sums so paid by Landlord and all necessary incidental costs, together with an administrative charge in the amount of fifteen percent (15%) of any costs incurred by Landlord, and interest at the rate specified in Article 9 accruing from the date paid or incurred by Landlord until reimbursed to Landlord by Tenant, shall be payable to Landlord by Tenant as Rent on demand and Tenant covenants to pay all such sums.  Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of Tenant’s nonpayment of such sums, as in the case of default by Tenant in the payment of Rent to Landlord.

ARTICLE 13

ALTERATIONS AND IMPROVEMENTS

13.1                           Procedure For Tenant’s Improvements.  Tenant shall not make any modifications, improvements, alterations, additions or installations in or to the Premises (hereinafter referred to as the “Work”) without Landlord’s prior written consent, which consent shall not be unreasonably withheld.  Along with any request for Landlord’s consent and before commencement of the Work or delivery of any materials to be used in the Work to the Premises or into the Shopping Center, Tenant shall furnish Landlord with plans and specifications, names and addresses of contractors, copies of contracts, necessary permits and licenses, insurance certificates, evidence of safety programs, an indemnification in such form and amount as may be reasonably satisfactory to Landlord, a performance and payment bond executed by a commercial surety reasonably satisfactory to Landlord and in an amount equal to the cost of the Work and the payment of all liens for labor and material arising therefrom, and such other information concerning the Work as Landlord may request.  Tenant agrees to defend and hold Landlord forever harmless from any and all claims and liabilities of any kind and description which may arise out of or be connected in any way with said modifications, improvements, alterations, additions or installations.  All Work shall be done only by contractors or mechanics reasonably approved by Landlord and at such time and in such manner as Landlord may from time to time reasonably designate.  All Work done by Tenant, its agents, employees, or contractors shall be done in such a manner as to avoid labor disputes.  Tenant shall pay the cost of all such modifications, improvements, alterations, additions or installations (including a reasonable charge for Landlord’s services and for Landlord’s inspection and engineering time), and also the cost of painting, restoring, or repairing the Premises and the Shopping Center occasioned by such modifications, improvements, alterations, additions or installations.  Upon completion of the Work, Tenant shall furnish Landlord with contractor’s affidavits or unconditional lien releases and full and final waivers of liens, and receipted bills covering all labor and materials expended and used.  The Work shall comply with all insurance requirements and all laws, ordinances, rules and regulations of all governmental authorities including without limitation the Act (as herein defined) and shall be constructed in a good and workmanlike manner.  Tenant shall permit Landlord to inspect construction operations in connection with the Work at any time.  Landlord shall have the right to immediately cease construction operations if Tenant fails to meet the requirements of this Article.  Tenant shall not be allowed to make any alterations, modifications, improvements, additions, or installations if such action results or would result in a labor dispute or otherwise would materially interfere with Landlord’s operation of the Shopping Center.  Landlord, by written notice to Tenant given at or prior to termination of this Lease, may require Tenant to remove any improvements, additions or installations installed by Tenant in the Premises at Tenant’s sole cost and expense, and repair or restore any damage caused by the installation and removal of such improvements, additions, or installations; provided, however, the only improvements, additions or installations which Tenant shall remove shall be those specified in such notice.  Notwithstanding anything to the contrary contained herein, Tenant shall be permitted to perform Work not affecting the structural, electrical or mechanical systems of the Premises or the Shopping Center which does not in the aggregate cost more than $25,000.00 in any twelve (12) month period (but subject to all the other terms of this Article other than (i) the requirements set forth in the second sentence of this Article and (ii) furnishing Landlord with contractors’ affidavits and lien waivers if requested by Landlord), provided Tenant notifies Landlord at least ten (10) days prior to the commencement of such Work and delivers to Landlord a copy of the plans for such work, if Tenant has arranged to have plans prepared therefor.

13.2                           Bond Requirements.  All bonds required to be obtained by Tenant pursuant to the terms of this Lease shall be California private work bonds issued by an admitted corporate surety reasonably acceptable to Landlord and shall name Landlord as a dual obligee.  Any bonds obtained by Tenant shall be recorded in accordance with California Civil Code Section 3235 et seq., or any successor statute or law.  Upon obtaining each bond required under this Lease, Tenant shall promptly submit a copy thereof to Landlord.

13.3                           Written Notification Required.  Tenant will notify Landlord in writing thirty (30) days prior to commencing any alterations, additions or improvements to the Premises which have been approved by Landlord so that Landlord shall have the right to record and post notices of non-responsibility on the Premises.

13.4                           Freedom From Liens.  Tenant shall keep the Premises, all other property therein and the Shopping Center free from any liens arising out of any Work performed, material furnished or obligations incurred by Tenant, and Tenant shall indemnify, protect, defend and hold Landlord harmless from any liens and encumbrances arising out of any Work performed or material furnished by or at the direction of Tenant.  In the event that Tenant shall not, within ten (10) days following the imposition of any such lien, cause such lien to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of and/or defense against the claim giving rise to such lien.  All such sums paid by Landlord and all expenses incurred by it in connection therewith, including attorneys’ fees and costs, shall be payable as Additional Rent to Landlord by Tenant on demand with interest at the rate specified in Article 9 accruing from the date paid or incurred by Landlord until reimbursed to Landlord by Tenant.

13.5                           Alterations Part of Premises.  Any additions to, or alterations of, the Premises, except as specified in Tenant’s notice to Landlord, shall become at once a part of the Premises and belong to Landlord without compensation to Tenant provided, however, that notwithstanding the foregoing, Landlord shall have the right within thirty (30) days after the expiration or sooner termination of this Lease to require Tenant to remove, at Tenant’s sole cost and expense any alterations installed by Tenant and Tenant shall promptly complete such removal, repairing any damage caused thereby to the reasonable satisfaction of Landlord.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1                           Restriction.  Except for any Permitted Transfer (as defined below), without the prior written consent of Landlord, Tenant shall not, either voluntarily or by operation of law, assign, encumber, or otherwise transfer this Lease or any interest herein, or sublet the Premises or any part thereof, or permit the Premises to be occupied by anyone other than Tenant or Tenant’s employees (any such assignment, encumbrance, subletting, occupation or transfer is hereinafter referred to as a “Transfer”).  For purposes of this Lease, the term “Transfer” shall also include (a) if Tenant is a partnership, the withdrawal or change voluntarily, involuntarily or by operation of law, of a majority of the partners, or a transfer of a majority of partnership interests, within a twelve month period, or the dissolution of the partnership, and (b) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter) or a limited liability company, the dissolution, merger, consolidation, division, liquidation or other reorganization of Tenant, or within a twelve month period: (i) the sale or other transfer of more than an aggregate of 50% of the voting securities of Tenant (other than to immediate family members by reason of gift or death) or (ii) the sale, mortgage, hypothecation or pledge of more than an aggregate of 50% of Tenant’s net assets.  A Transfer in violation of the foregoing shall be void and, at Landlord’s option, shall constitute a material breach of this Lease.  For purposes of this Article 14, a “Permitted Transfer” means Tenant’s assignment of all of its rights under this Lease to any corporation, partnership or other business entity which either (a) controls, is controlled by, or is under common control with Tenant, (b) results from a merger or consolidation of or with Tenant, or (c) acquires substantially all the assets of Tenant; provided that in each case all of the following conditions are met: (i) such assignee has a net worth at least equal to the greater of (1) the net worth of Tenant as of the Effective Date or (2) the net worth of Tenant as of the date of such assignment, as evidenced by financial statements prepared by an unbiased third party accountant in accordance with generally accepted accounting principles provided to Landlord at least ten (10) business days prior to the date of the proposed Permitted Transfer; (ii) the business and operations of the assignee qualify as the Permitted Use; (iii) no Event of Default by Tenant exists under this Lease at the time of the proposed Permitted Transfer; (iv) Tenant gives Landlord not less than ten (10) business days’ prior written notice of such assignment; and (v) Landlord receives a written instrument reasonably acceptable to Landlord whereby the assignee assumes Tenant’s obligations under this Lease within five (5) business days after the effective date of the assignment.  For purposes of the preceding sentence, the term “control” means not less than a fifty percent (50%) equity interest in the applicable corporation, partnership or other business entity.

14.2                           Notice to Landlord.  Except for any Permitted Transfer, if Tenant desires to assign this Lease or any interest herein, or to sublet all or any part of the Premises, then at least thirty (30) days but not more than one hundred eighty (180) days prior to the effective date of the proposed assignment or subletting, Tenant shall submit to Landlord in connection with Tenant’s request for Landlord’s consent:

(a)                                  A statement containing (i) the name and address of the proposed assignee or subtenant; (ii) such financial information with respect to the proposed assignee or subtenant as Landlord shall reasonably require; (iii) the type of use proposed for the Premises; and (iv) all of the principal terms of the proposed assignment or subletting; and

(b)                                 Four (4) originals of the assignment or sublease on a form approved by Landlord and four (4) originals of the Landlord’s Consent to Sublease or Assignment and Assumption of Lease and Consent in a form acceptable to Landlord.

14.3                           Landlord’s Recapture Rights.  Except for any Approved Sublease (as defined below) or Permitted Transfer, at any time within twenty (20) business days after Landlord’s receipt of all (but not less than all) of the information and documents described in Section 14.2 above, Landlord may, at its option by written notice to Tenant, elect to: (a) sublease the Premises or the portion thereof proposed to be sublet by Tenant upon the same terms as those offered to the proposed subtenant; (b) take an assignment of the Lease upon the same terms as those offered to the proposed assignee; or (c) terminate the Lease in its entirety or as to the portion of the Premises proposed to be assigned or sublet, with a proportionate adjustment in the Rent payable hereunder if the Lease is terminated as to less than all of the Premises.  If Landlord does not exercise any of the options described in the preceding sentence, then, during the above-described twenty (20) business day period, Landlord shall either consent or deny its consent to the proposed assignment or subletting.

14.4                           Landlord’s Consent; Standards.  In determining whether to grant its consent to the Tenant’s sublet or assignment request (excluding any Permitted Transfer), Landlord may consider any reasonable factor.  Landlord and Tenant agree that failure to satisfy any one of the following factors, or any other reasonable factor, will be reasonable grounds for denying Tenant’s request:

(a)                                  financial strength of the proposed subtenant/assignee, as evidenced by audited financial statements certified by an independent public accountant, must be at least equal to that of the existing Tenant as of the date hereof and as of the date of assignment;

(b)                                 business reputation of the proposed subtenant/assignee must be satisfactory to Landlord;

(c)                                  use of the Premises by the proposed subtenant/assignee (i) will not violate or create any potential violation of any laws and will be for only the Permitted Use; (ii) will not violate any other agreements affecting the Premises, Landlord or other tenants at the Shopping Center including but not limited to exclusive agreements entered into between Landlord and other tenants or owners at the Shopping Center and the Declaration; (iii) will complement Landlord’s tenant mix at the Shopping Center; and (iv) will not constitute a nuisance or would disturb or endanger other tenants of the Shopping Center or interfere with their use of their respective premises, or which would tend to injure the reputation of the Shopping Center;

(d)                                 percentage rents of the proposed subtenant/assignee, or the prospect of percentage rents, must be at least equal to those as the existing Tenant;

(e)                                  managerial and operational skills of the proposed subtenant/assignee must be at least equal to those of the existing Tenant; and

(f)                                    Tenant agrees that its personal business skills and philosophy were an important inducement to Landlord for entering into this Lease and that Landlord may reasonably object to the transfer of the Premises to another tenant whose proposed use, while permitted by this Lease, would involve a different quality, manner or type of business skill than that of Tenant.

Notwithstanding anything to the contrary contained within this Section, Landlord shall consent to a sublet request by Tenant in the event that (i) such request is made after the earlier to occur of (1) October 1, 2002 or (2) the date on which all leasable space in the Shopping Center is leased to third party tenants and all such tenants have taken occupancy of their respective premises and commenced the operations of their respective businesses within same, (ii) the subtenant thereunder shall not be permitted to occupy any portion of the Premises until after December 31, 2002, (iii) at no time shall such subtenant be permitted to use any portion of the subleased premises for any food related use, and (iv) at all times during the term of such sublease, the annual minimum rent (exclusive of “additional rent”, as such term is defined in this Lease) that such subtenant shall be required to pay shall be equal to or greater than $2.75 per square foot of the subleased premises (the “Approved Sublease”).

14.5                           Additional Rent.  If Landlord consents to any assignment or subletting hereunder, one-half (1/2) of the amount by which all sums or other economic consideration received by Tenant in connection with such assignment or subletting (after deducting Tenant’s reasonable costs [which costs may include commissions payable by Tenant to third party brokers, architectural, engineering, design and space planning costs, and a reasonable tenant improvement allowance to such assignee/sublessee] incurred in connection with such assignment or subletting), whether denominated as Rent or otherwise, exceeds, in the aggregate, the total sum which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to less than all of the Premises under a sublease) shall be paid to Landlord promptly after receipt as additional Rent under the Lease without affecting or reducing any other obligation of Tenant hereunder.

14.6                           Landlord’s Costs.  If Tenant shall Transfer this Lease or all or any part of the Premises or shall request the consent of Landlord to any Transfer (including, without limitation, a Permitted Transfer), Tenant shall pay to Landlord as Additional Rent Landlord’s costs related thereto, including Landlord’s reasonable attorneys’ fees and a minimum fee to Landlord of Five Hundred Dollars ($500.00).

14.7                           Continuing Liability of Tenant.  Notwithstanding any Transfer, Tenant shall remain as fully and primarily liable for the payment of Rent and for the performance of all other obligations of Tenant contained in this Lease to the same extent as if the Transfer had not occurred; provided, however, that any act or omission of any transferee, other than Landlord, that violates the terms of this Lease shall be deemed a violation of this Lease by Tenant.

14.8                           Non-Waiver.  The consent by Landlord to any Transfer shall not relieve Tenant, or any person claiming through or by Tenant, of the obligation to obtain the consent of Landlord, pursuant to this Article 14, to any further Transfer.  In the event of an assignment or subletting, Landlord may collect Rent from the assignee or the subtenant without waiving any rights hereunder and collection of the Rent from a person other than Tenant shall not be deemed a waiver of any of Landlord’s rights under this Article 14, an acceptance of assignee or subtenant as Tenant, or a release of Tenant from the performance of Tenant’s obligations under this Lease.  If Tenant shall default under this Lease and fail to cure within the time permitted, Landlord is irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured.

ARTICLE 15

DAMAGE BY FIRE OR OTHER CASUALTY

15.1                           Tenantable Within 180 Days.  If fire or other casualty shall render the whole or any material portion of the Premises untenantable, and the Premises can reasonably be expected to be made tenantable within one hundred eighty (180) days from the date of such event, and Landlord receives insurance proceeds adequate to make the repair then Landlord shall repair and restore the Premises and the Shopping Center Tract to as near their condition prior to the fire or other casualty as is reasonably possible within such one hundred eighty (180) day period (subject to delays or causes beyond Landlord’s reasonable control) and notify Tenant that it will be doing so, such notice to be mailed within ninety (90) days from the date of such damage or destruction, and this Lease shall remain in full force and effect, but the Rent for the period during which the Premises are untenantable shall be abated pro rata (based upon the portion of the Premises which is untenantable).

15.2                           Not Tenantable Within 180 Days.  If fire or other casualty shall render the whole or any material part of the Premises untenantable and the Premises cannot reasonably be expected to be made tenantable within one hundred eighty (180) days from the date of such event or Landlord does not receive or expect to receive insurance proceeds adequate to make the repair, then Landlord shall have the option to elect whether to repair or not repair, by providing written notice of such election to Tenant within ninety (90) days from the date of such damage or destruction.  If Landlord elects to repair, then this Lease shall remain in full force and effect with Rent prorated as provided in Section 15.1 above and if Landlord elects to terminate, then the Lease shall be terminated on the date set forth in Landlord’s notice to Tenant which shall be not more than thirty (30) days after the date of the notice.

15.3                           Shopping Center Substantially Damaged.  In the event that more than fifty percent (50%) of the value of the Shopping Center Tract, or fifteen percent (15%) of the value of the Premises, is damaged or destroyed by fire or other casualty and irrespective of whether such damage or destruction can be made tenantable within one hundred eighty (180) days thereafter, then at Landlord’s option, by written notice to Tenant, mailed within ninety (90) days from the date of such damage or destruction, Landlord may terminate this Lease effective upon a date within ninety (90) days from the date of such notice to Tenant.

15.4                           Landlord’s Repair Obligations.  If Landlord is required to or elects to repair as provided in this Article 15, then Landlord shall repair and restore the Premises and the Shopping Center with all due diligence and speed (subject to delays for causes beyond Landlord’s reasonable control) and the Rent for the period during which the Premises are untenantable shall be abated pro rata (based upon the portion of the Premises which is untenantable).  In no event shall Landlord be obligated to repair or restore any special equipment or improvements installed by Tenant at Tenant’s expense.

15.5                           Rent Apportionment.  In the event of a termination of this Lease pursuant to this Article, Rent and other charges shall be apportioned on a per diem basis and paid to the date of the fire or other casualty.

15.6                           Waivers of California Statutes.  Tenant acknowledges and agrees that the provisions of this Article 15 shall govern the rights and obligations of Landlord and Tenant in the event of damage to or destruction of the premises.  Tenant waives the protection of any statute, code or judicial decision which grants a Tenant the right to terminate a lease in the event of damage or destruction of the Premises, including, but not limited to, the provisions of Sections 1932(2) and 1933(4) of the Civil Code or any successor statute or law.  Tenant agrees that the provisions of this Article shall govern the rights and obligations of Landlord and Tenant in the event of any damage or destruction of the Premises.

ARTICLE 16

EMINENT DOMAIN

16.1                           Tenant’s Termination.  If the whole of or any substantial part of the Premises is taken by any public authority under the power of eminent domain, or taken in any manner for any public or quasi-public use, so as to render (in Tenant’s reasonable judgment) the remaining portion of the Premises unsuitable for the purposes intended hereunder, the Term shall cease as of the day possession shall be taken by such public authority and Landlord shall make a pro rata refund of any prepaid Rent.  All damages awarded for such taking under the power of eminent domain or any like proceedings shall belong to and be the property of Landlord, Tenant hereby assigning to Landlord its interest, if any, in said award.  In the event that twenty-five percent (25%) or more of the building area of the Shopping Center Tract or twenty-five percent (25%) or more of the value of the Shopping Center Tract or twenty-five percent (25%) of the Common Area is taken by public authority under the power of eminent domain, then, at Landlord’s option, by written notice to Tenant, mailed within sixty (60) days from the date possession shall be taken by such public authority, Landlord may terminate this Lease effective upon a date within ninety (90) days from the date of such notice to Tenant.  Tenant shall not have the right to terminate this Lease pursuant to the first sentence hereof unless (i) the business of Tenant conducted in the portion of the Premises taken cannot in Tenant’s reasonable judgment be carried on with substantially the same utility and efficiency in the remainder of the Premises (or any substitute space securable by Tenant pursuant to clause (ii) hereof); and (ii) Tenant cannot secure substantially similar (in Tenant’s reasonable judgment) alternate space upon the same terms and conditions as set forth in this Lease (including Rent from Landlord in the Shopping Center Tract).  Any notice of termination shall specify a date no more than sixty (60) days after the giving of such notice as the date for such termination.

16.2                           Tenant’s Participation in Condemnation Award and Partial Condemnations.  Anything in this Article 16 to the contrary notwithstanding, Tenant shall have the right to prove in any condemnation proceedings and to receive any separate award which may be made for damages to or condemnation of Tenant’s goodwill, movable trade fixtures, equipment, moving expenses and any other interest that would not reduce the award or payment to Landlord; provided, however, Tenant shall in no event have any right to receive any award for its interest in this Lease or for loss of leasehold.  Anything in this Article 16 to the contrary notwithstanding, in the event of a partial condemnation of the Shopping Center Tract or the Premises and this Lease is not terminated, Landlord shall, at its sole cost and expense, restore the Premises and Shopping Center Tract to a complete architectural unit (but Landlord shall not be required to restore or improve the Premises with improvements in excess of the Leasehold Improvements (as herein defined), and the Annual Minimum Rent and all other charges provided for herein during the period from and after the date of delivery of possession pursuant to such proceedings to the termination of this Lease shall be reduced to a sum equal to the product of the Annual Minimum Rent and all other charges provided for herein multiplied by a fraction, the numerator of which is the fair market rent of the Premises after such taking and after the same has been restored to a complete architectural unit, and the denominator of which is the fair market rent of the Premises prior to such taking.  Tenant waives the protection of any statute, code or judicial decision which grants to Tenant a right to any other compensation, in the event of a taking, including, but not limited to California Code of Civil Procedure Sections 1265.130, 1265.150 or any successor statutes or laws.

ARTICLE 17

SURRENDER OF PREMISES

17.1                           Surrender of Possession.  On the last day of the Term of this Lease, or on the sooner termination thereof, Tenant shall peaceably surrender the Premises in good condition and repair consistent with Tenant’s duty to make repairs as herein provided.  On or before the last day of the Term or the date of sooner termination thereof, Tenant and Landlord shall arrange for a joint inspection of the Premises.  On or before the last day of the Term of this Lease, or the date of sooner termination thereof, Tenant shall, at its sole cost and expense, remove all of its merchandise and trade fixtures and equipment from the Premises, and all property not removed shall be deemed abandoned.  Tenant hereby appoints Landlord its agent to remove all property of Tenant from the Premises upon termination of this Lease and to cause its transportation and storage for Tenant’s benefit, all at the sole cost and risk of Tenant, and Landlord shall not be liable for damage, theft, misappropriation or loss thereof and Landlord shall not be liable in any manner in respect thereto.  Tenant shall pay all costs and expenses of such removal, transportation and storage.  Tenant shall reimburse Landlord upon demand for any expenses incurred by Landlord with respect to removal, transportation, or storage of abandoned property and with respect to restoring said Premises to good order, condition and repair.  All modifications, improvements, alterations, additions and fixtures, other than Tenant’s trade fixtures and equipment, which have been made or installed by either Landlord or Tenant upon the Premises shall remain the property of Landlord and, unless required to be removed by Tenant pursuant to Section 13.1, shall be surrendered with the Premises as a part thereof.  If the Premises are not surrendered at the end of the Term or sooner termination thereof, Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in so surrendering the Premises, including, without limitation, claims made by any succeeding tenants founded on such delay and any attorneys’ fees resulting therefrom.  Tenant shall promptly surrender all keys for the Premises to Landlord at the place then fixed for the payment of Rent and shall inform Landlord of combinations on any vaults, locks and safes left on the Premises.

17.2                           Tenant Retaining Possession.  In the event Tenant remains in possession of the Premises after expiration of this Lease, and without the execution of a new lease, but with Landlord’s written consent, Tenant shall be deemed to be occupying the Premises as a tenant from month-to-month, subject to all the provisions, conditions and obligations of this Lease insofar as the same can be applicable to a month-to-month tenancy, except that the Annual Minimum Rent and Additional Rent shall be escalated to the greater of (i) one hundred fifty percent (150%) of the Annual Minimum Rent and Additional Rent payable by Tenant immediately prior to the expiration of this Lease, or (ii) Landlord’s then current Rent for the Premises according to Landlord’s then current Rent rate schedule for prospective tenants.  In the event Tenant remains in possession after expiration of this Lease and without the execution of a new Lease and without Landlord’s written consent, Tenant shall be deemed to be occupying the Premises without claim of right, and Tenant shall pay Landlord for all costs arising out of loss or liability resulting from delay by Tenant in so surrendering the Premises as above provided and shall pay a charge for each day of occupancy in an amount equal to the greater of (i) double the Annual Minimum Rent and Additional Rent (on a daily basis) then currently being charged by Landlord on new leases in the Shopping Center for space similar to the Premises or (ii) double the Annual Minimum Rent and Additional Rent (on a daily basis) payable by Tenant under this Lease immediately prior to the expiration of this Lease.

ARTICLE 18

DEFAULT - REMEDIES

18.1                           Covenants and Conditions.  Tenant’s performance of each of Tenant’s obligations under this Lease is a condition as well as a covenant.  Tenant’s right to continue in possession of the Premises is conditioned upon such performance.  Time is of the essence in the performance of all covenants and conditions.

18.2                           Events of Default.  The occurrence of any one or more of the following events (in this Article sometimes called “Event of Default”) shall constitute a default and breach of this Lease by Tenant:

18.2.1                  Failure to Pay.  If Tenant fails to pay any Annual Minimum Rent, or Additional Rent payable under this Lease or fails to pay any obligation required to be paid by Tenant when and as the same shall become due and payable and such default continues for a period of five (5) days after written notice from Landlord indicating such amount is due (which notice shall be deemed in lieu of and to satisfy the provisions of California Code of Civil Procedure Section 1161 or any successor statute);

18.2.2                  Vacation or Abandonment.  If Tenant abandons or vacates the Premises;

18.2.3                  Failure to Pay on Three Occasions.  If Tenant on three (3) separate occasions in any one calendar year, when on such occasions Rent or any other charge required to be paid by Tenant becomes due, fails to pay such Rent or such charge as and when due, where such failure continues for five (5) days after written notice thereof by Landlord to Tenant whether or not such Rent or other charge is eventually paid;

18.2.4                  Failure to Perform.  If Tenant fails to perform any of Tenant’s nonmonetary obligations under this Lease for a period of thirty (30) days after written notice from Landlord; provided that if more time is required to complete such performance, Tenant shall not be in default if Tenant commences such performance within the thirty (30)-day period and thereafter diligently pursues its completion.  However, Landlord shall not be required to give such notice if Tenant’s failure to perform constitutes a non-curable breach of this Lease.  The notice required by this subsection is intended to satisfy any and all notice requirements imposed by law on Landlord and is not in addition to any such requirement; or

18.2.5                  Prohibited Transfer.  If Tenant, by operation of law or otherwise, violates the provisions of Article 14 hereof relating to assignment, sublease, mortgage or other transfer of Tenant’s interest in this Lease or in the Premises or in the income arising therefrom.

18.2.6                  Failure to Comply with Environmental Laws.  Tenant, by operation of law or otherwise, violates the provisions of Section 6.8 relating to compliance with environmental laws.

18.2.7                  Other Defaults.  (i) If Tenant makes a general assignment or general arrangement for the benefit of creditors; (ii) a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by or against Tenant and is not dismissed within thirty (30) days; (iii) if a trustee or receiver is appointed to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease and possession is not restored to Tenant within thirty (30) days; or (iv) if substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease is subjected to attachment, execution or other judicial or nonjudicial seizure which is not discharged within thirty (30) days.  If a court of competent jurisdiction determines that any of the acts described in this subsection does not constitute an Event of Default and a trustee is appointed to take possession (or if Tenant remains a debtor in possession) and such trustee or Tenant transfers Tenant’s interest hereunder, then Landlord shall receive, as Additional Rent, the difference between the Rent (or any other consideration) paid in connection with such assignment or sublease and the Rent payable by Tenant hereunder.  As used in this subsection, the term “Tenant” shall also mean any guarantor of Tenant’s Obligations under this Lease.  If any such Event of Default shall occur, Landlord, at any time during the

Continuance of any such Event of Default, may give written notice to Tenant stating that this Lease shall expire and terminate on the date specified in such notice, and upon the date specified in such notice this Lease, and all rights of Tenant under this Lease, including all rights of renewal whether exercised or not, shall expire and terminate, or in the alternative or in addition to the foregoing remedy, Landlord may assert and have the benefit of any other remedy allowed herein, at law, or in equity.

18.3                           Landlord’s Remedies.  On the occurrence of an Event of Default by Tenant, and at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy which Landlord may have, hereunder or under applicable law Landlord shall be entitled to the following rights and remedies set forth below.

18.3.1                  Termination of Possession.  Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord.  In such event Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored in a public warehouse or elsewhere at the cost of, and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass, or becoming liable for any loss or damage which may be occasioned thereby.  In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including:

(a)                                  The worth at the time of award of any unpaid Rent which had been earned at the time of such termination; plus

(b)                                 The worth at the time of award of the amount by which the unpaid Rent, which would have been earned after termination until the time of award, exceeds that portion of such Rent loss which Tenant proves could have been reasonably avoided; plus

(c)                                  The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss which Tenant proves could have been reasonably avoided; plus

(d)                                 Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligation under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, (i) the cost of restoring the Premises to the condition required for the Opening Date, (ii) retaking possession of the Premises, including reasonable attorneys’ fees therefor, (iii) maintaining or preserving the Premises after any default, (iv) preparing the Premises for reletting to a new Tenant, including repairs or alterations to the Premises, (v) any leasing commission, or (vi) any other costs necessary or appropriate to relet the Premises; plus

(e)                                  At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

As used in Subsections (a) and (b) above, “worth at the time of award” shall be computed by allowing interest at the Interest Rate, as specified in Article 9.  As used in Subsection (c) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percentage point.  For purposes of this Article 18, “award” shall only mean an award made by a court of law or equity.

18.3.2                  Re-Entry and Removal.  In the event of any such default by Tenant, Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises to remove all persons and property from the Premises.  Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant.  If Landlord shall elect to re-enter the Premises, Landlord shall not be liable for damages by reason of such re-entry.

18.3.3                  No Termination; Recovery of Rent.  If Landlord does not elect to terminate this Lease as provided in this Article then Landlord may, from time to time, recover all Rent as it becomes due under this Lease.  Because Tenant has the right to sublet or assign subject only to the reasonable limitations set forth in Article 14, Landlord has the remedy described in California Civil Code Section 1951.4 (Landlord may continue Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due).  At any time thereafter, Landlord may elect to terminate this Lease and to recover damages to which Landlord is entitled.

18.3.4                  Reletting the Premises.  In the event that Landlord should elect to terminate this Lease and to relet the Premises, it may execute any new lease in its own name.  Tenant hereunder shall have no right or authority whatsoever to collect any Rent from such Tenant.  The proceeds of any such reletting shall be applied as follows:

(a)                                  First, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord, including but not limited to storage charges or brokerage commissions owing from Tenant to Landlord as the result of such reletting;

(b)                                 Second, to the payment of the costs and expenses of reletting the Premises, including alterations and repairs which Landlord, in its sole discretion, deems reasonably necessary and advisable and reasonable attorneys’ fees incurred by Landlord in connection with the retaking of the said Premises and such reletting;

(c)                                  Third, to the payment of Rent and other charges due and unpaid hereunder; and

(d)                                 Fourth, to the payment of future Rent and other damages payable by Tenant under this Lease.

18.3.5                  Written Notice of Termination Required.  Landlord shall not be deemed to have terminated this Lease and the Tenant’s right to possession of the leasehold or the liability of Tenant to pay Rent thereafter to accrue or its liability for damages under any of the provisions hereof, unless Landlord shall have notified Tenant in writing that it has so elected to terminate this Lease.  Tenant covenants that the service by Landlord of any notice pursuant to the unlawful detainer statutes of the State of California and the Tenant’s surrender of possession pursuant to such notice shall not (unless Landlord elects to the contrary at the time of, or at any time subsequent to the service of, such notice, and such election be evidenced by a written notice to Tenant) be deemed to be a termination of this Lease or of Tenant’s right to possession thereof.

18.3.6                  Remedies Cumulative; No Waiver.  All rights, options and remedies of Landlord contained in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law whether or not stated in this Lease.  No waiver by Landlord of a breach of any of the terms, covenants or conditions of this Lease by Tenant shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition therein contained.  No waiver of any default of Tenant hereunder shall be implied from any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect default other than as specified in said waiver.  The consent or approval by Landlord to or of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent similar acts by Tenant.

18.4                           Legal Costs.  Tenant shall reimburse Landlord, upon demand, for any costs or expenses incurred by Landlord in connection with any breach or default of Tenant under this Lease, whether or not suit is commenced or judgment entered.  Such costs shall include, but not be limited to:  legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise.  Tenant shall also indemnify, defend and hold Landlord harmless from all costs, expenses, demands and liability incurred by Landlord if Landlord becomes or is made a party to any claim or action (a) instituted by Tenant, or by any third party against Tenant, or by or against any person holding any interest under or using the Premises by license of or agreement with Tenant; (b) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person; (c) otherwise arising out of or resulting from any act or transaction of Tenant or such other person; or (d) necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding, or other proceeding under Title 11 of the United States Code, as amended.  Tenant shall defend Landlord against any such claim or action at Tenant’s expense with counsel reasonably acceptable to Landlord or, at Landlord’s election, Tenant shall reimburse Landlord for any legal fees or costs incurred by Landlord in any such claim or action.

18.5                           Landlord’s Consent.  Tenant shall pay Landlord’s reasonable attorneys’ fees incurred in connection with Tenant’s request for Landlord’s consent in connection with any act which Tenant proposes to do and which requires Landlord’s consent.

18.6                           Waiver of Damages for Re-entry.  Tenant hereby waives all claims by Landlord’s re-entering and taking possession of the Premises or removing and storing the property of Tenant as permitted under this Lease and will save Landlord harmless from all losses, costs or damages occasioned Landlord thereby.  No such re-entry shall be considered or construed to be a forcible entry by Landlord.

18.7                           Default By Landlord.  Landlord’s failure to perform or observe any of its obligations under this Lease shall constitute a default by Landlord under this Lease only if such failure shall continue for a period of thirty (30) days (or the additional time, if any, that is reasonably necessary to promptly and diligently cure the failure) after Landlord receives written notice from Tenant specifying the default.  The notice shall give in reasonable detail the nature and extent of the failure and shall identify the Lease provisions containing the obligation or obligations.  If Landlord shall default in the performance of any of its obligations under this Lease (after notice and an opportunity to cure as provided herein), Tenant may pursue any remedies available to it under law or this Lease, except that in no event shall Landlord be liable for punitive damages, lost profits, business interruption, speculative, consequential or other indirect damages.  In recognition of the fact that Landlord must receive timely payments of Rent and operate the Shopping Center, Tenant shall have no right of self-help to perform repairs or any other obligation of Landlord, and shall have no right to withhold, setoff or abate Rent.

ARTICLE 19

SUBORDINATION

19.1                           Lease Subordinate.  This Lease shall be subject and subordinate to any mortgage, deed of trust or ground lease now or hereafter placed upon the Premises, the Shopping Center Tract, the Property, or any portion thereof by Landlord, its successors or assigns, and to amendments, replacements, renewals and extensions thereof.  Tenant agrees to execute and deliver to Landlord a subordination, non-disturbance and attornment agreement in substantially the same form as Exhibit “H” attached hereto (“SNDA Agreement”).  Thereafter, Landlord will execute and deliver to the mortgage holder the SNDA Agreement and will use commercially reasonable efforts to cause the mortgage holder to execute the SNDA Agreement.  Landlord will promptly provide Tenant with a fully executed copy of the SNDA Agreement once it is received from the mortgage holder.

19.2                           Attornment.  The above subordination shall be effective without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination.  Notwithstanding anything hereinabove contained in this Article 19, in the event the holder of any mortgage, deed of trust or ground lease shall at any time elect to have this Lease constitute a prior and superior lien to its mortgage, deed of trust or ground lease, then, and in such event, upon any such holder or Landlord notifying Tenant to that effect in writing, this Lease shall be deemed prior and superior in lien to such mortgage, deed of trust, ground lease, whether this Lease is dated prior to or subsequent to the date of such mortgage, deed of trust, ground lease and Tenant shall execute such attornment agreement or other document as may be reasonably requested by said holder.

19.3                           Tenant’s Notice of Default.  Tenant agrees to give any mortgagees, ground Landlords and/or trust deed holders (“Mortgagee”), by registered or certified mail, a copy of any notice of default served upon Landlord simultaneously with the delivery of notice to Landlord, provided that prior to such notice Tenant has been notified, in writing of the address of such Mortgagees.  Tenant further agrees that if Landlord shall have failed to cure said default within the time period prescribed in this Lease, then such Mortgagee shall have an additional twenty (20) day period to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within said 20-day period such Mortgagee has commenced and is diligently pursuing remedies to cure such default (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued.

19.4                           Declarations.  Tenant agrees that:  (a) as to its leasehold estate Tenant, and all persons in possession or holding under Tenant, will conform to and will not violate the terms of the Declaration; and (b) this Lease is and shall be subordinate to the Declarations and any amendments or modifications thereto now existing or, subject to Tenant’s approval which shall not be unreasonably withheld, delayed or deferred.

ARTICLE 20

BANKRUPTCY OR INSOLVENCY

20.1                           Bankruptcy.  Tenant or Tenant’s guarantor, if any, shall not cause or give cause for the appointment of a trustee or a receiver of the assets of Tenant or Tenant’s guarantor, if any, and shall not make any assignment for the benefit of creditors, or be adjudicated insolvent.  The allowance of any petition under any insolvency law except under the Bankruptcy Code or the appointment of a trustee or receiver of Tenant or Tenant’s guarantor, if any, or of the assets of either of them, shall be conclusive evidence of the petition unless the appointment of a trustee or receiver is vacated within thirty days after such an allowance or appointment.  Landlord does, in addition, reserve any and all other remedies provided in this Lease or in the law.

20.2                           Covenants Upon Bankruptcy Filing.  Upon the filing of a petition by or against Tenant under the Bankruptcy Code, Tenant, as debtor and as debtor in possession, and any trustee who may be appointed, agree as follows:  (i) to perform each and every obligation of Tenant under this Lease, including, but not limited to, the manner of “operations” as provided in Article 6 of this Lease until such time as this Lease is either rejected or assumed by order of the United States Bankruptcy Court; (ii) to pay monthly in advance on the first day of each month as reasonable compensation for use and occupancy of the Premises an amount equal to all Annual Minimum Rent and other charges otherwise due pursuant to this Lease; (iii) to reject or assume this Lease with in sixty (60) days of the filing of such petition under Chapter 7 of the Bankruptcy Code or within one hundred twenty (120) days (or such shorter term as Landlord, in its sole discretion, may deem reasonable so long as notice of such period is given) of the filing of a petition under any other Chapter; (iv) to give Landlord at least forty-five (45) days prior written notice of any proceeding relating to any assumption of this Lease; (v) to give at least thirty (30) days prior written notice of any abandonment of the Premises; any such abandonment to be deemed a rejection of this Lease; (vi) to do all other things of benefit to Landlord otherwise required under the Bankruptcy Code; (vii) to be deemed to have rejected this Lease in the event of the failure to comply with any of the above; and (viii) to have consented to the entry of an order by an appropriate United States Bankruptcy Court providing all of the above, waiving notice and hearing of the entry of same.

20.3                           No Waiver of Default.  No default of this Lease by Tenant, either prior to or subsequent to the filing of such a petition, shall be deemed to have been waived unless expressly done so in writing by Landlord.

20.4                           Lease Under Bankruptcy Code.  It is understood and agreed that this is a lease of real property in a shopping center as such a lease is described in Section 365(b)(3) of the Bankruptcy Code.

20.5                           Conditions.  Included within and in addition to any other conditions or obligations imposed upon Tenant or its successor in the event of assumption and/or assignment are the following:  (i) the cure of any monetary defaults and the reimbursement of pecuniary loss within not more than thirty (30) days of assumption and/or assignment; (ii) the deposit of an additional sum equal to three (3) months’ Rent to be held as security or such lesser additional security as a United States Bankruptcy Court may deem appropriate, (iii) the use of the Premises as set forth in Article 6 of this Lease with the quality, quantity and/or lines of merchandise of any goods or services required to be offered for sale unchanged; (iv) the reorganized debtor or assignee of such debtor in possession or Tenant’s trustee demonstrates in writing that it has retailing experience in shopping centers of comparable size and financial ability to operate a retail establishment out of the Premises in the manner contemplated in this Lease and meets all other reasonable criteria of Landlord as did Tenant upon execution of this Lease; (v) the prior written consent of any mortgagee to which this Lease has been assigned as collateral security; and (vi) the Premises, at all times, remains a single store and no physical changes of any kind may be made to the Premises unless in compliance with the applicable provisions of this Lease.

ARTICLE 21

RADIUS RESTRICTION

[Intentionally Deleted.]

ARTICLE 22

OTHER PROVISIONS

The following are made a part hereof, with the same force and effect as if specifically set forth herein:

(a)                                  Site Plan - Exhibit “A”.

(b)                                 Premises Location - Exhibit “A-1”.

(c)                                  Rules and Regulations - Exhibit “B”.

(d)                                 [Intentionally Deleted] - Exhibit “C”.

(e)                                  Shopping Center Use Restrictions - Exhibit “D”.

(f)                                    Sign Criteria - Exhibit “E”.

(g)                                 Outline Specifications - Exhibit “F”.

(h)                                 Commencement Date Memorandum - Exhibit “G”.

(i)                                     Non-Disturbance, Attornment, Estoppel and Subordination Agreement – Exhibit ”H”.

ARTICLE 23

AMERICANS WITH DISABILITIES ACT

In the event that any alteration or repair to the Premises is undertaken by Tenant with or without Landlord’s consent, or is undertaken by Landlord at Tenant’s request during the term of this Lease or any extended term, such alteration or repair shall (i) be designed and constructed in full compliance with the American’s With Disabilities Act, as amended from time to time (the “Act”) if such alteration is undertaken by Tenant, and (ii) shall be designed by Tenant in full compliance with the Act if such alteration or repair is undertaken by Landlord at Tenant’s request, and the cost of any such design, alteration or repair to the Premises or the Shopping Center shall he borne by Tenant, including without limitation (a) the cost of any such design, alteration or repair required as a result of (i) Tenant or an assignee or subtenant being deemed a “Public Accommodation” or the Premises being deemed a “Place of Public Accommodation” or (ii) such alteration or repair being deemed to affect an “Area of Primary Function” (as such terms are defined in the Act); and (b) the cost of the installation or implementation of any “Auxiliary Aid” required under the Act as a result of the operation of Tenant’s (or any assignee’s or subtenant’s) business within the Premises.  In addition, Tenant shall be responsible for all costs and expenses incurred in order to cause the Premises and the operation of Tenant’s business within the Premises to comply with the Act, and, if Tenant fails to keep and maintain the Premises in compliance with the Act Landlord shall have the right but not the obligation, at Tenant’s sole cost and expense, to enter the Premises and cause the Premises to be put into compliance with the Act; and Tenant shall indemnify, defend and hold Landlord harmless from and against any and all costs, claims and liabilities, including but not limited to the fees of counsel, arising out of or resulting from Tenant’s failure to maintain and keep the Premises in compliance with the Act.

ARTICLE 24

CONSTRUCTION OF LEASEHOLD IMPROVEMENTS

24.1                           Leasehold Improvements.  Landlord shall construct and install interior improvements in the Premises (hereinafter referred to as “Leasehold Improvements”) for the use and benefit of Tenant, subject to the following terms and conditions:

24.2                           Landlord’s Construction Obligations.  Landlord agrees to construct the Leasehold Improvements in substantial accordance with the construction outline specifications attached hereto and made a part hereof as Exhibit “F” (“Outline Specifications”).  Landlord shall have no obligation to construct or install any interior improvements in the Premises other than as described in the Outline Specifications.

24.3                           Final Plans and Specifications.  Landlord agrees to cause final plans and specifications for the Leasehold improvements to be prepared substantially in accordance with the Outline Specifications and the applicable building code as it is presently interpreted and enforced by the governmental bodies having jurisdiction thereof.  When Landlord requests Tenant to specify details or layouts, Tenant shall specify same within five (5) days of Landlord’s request, subject to the provisions of the Outline Specifications, so as not to delay completion of the Leasehold Improvements.  Tenant shall pay to Landlord all increased costs or damages incurred by Landlord attributable to delays caused by Tenant, and Tenant shall be responsible for lost rent arising out of delay in completion of the Leasehold Improvements caused by Tenant.

24.4                           Tenant’s Obligations.  Tenant agrees to cause final plans and specifications for Tenant’s improvements to the Premises to be prepared in accordance with the applicable building code as it is presently interpreted and enforced by the governmental bodies having jurisdiction thereof, and Tenant shall submit the same to Landlord for its approval.  Landlord shall have ten (10) days from the date of receipt of Tenant’s proposed final plans and specifications to approve the same.  Landlord agrees that it will not withhold its approval except for just and reasonable cause and will not act in an arbitrary or capricious manner with respect to the approval of the final plans and specifications.  The final plans and specifications shall be approved by Landlord and Tenant by affixing thereon the signature or initials of an authorized officer or employee.

24.5                           Change Requests.  If Tenant requests changes to the Leasehold Improvements (or the Outline Specifications) that increase the cost of constructing the Leasehold Improvements, such excess price shall be paid by Tenant to Landlord in Cash within thirty (30) days from the date the Leasehold Improvements are substantially completed and Landlord has submitted a written statement to Tenant requesting such payment.

24.6                           Tenant’s Representative.  Tenant designates Kirk N. Dowdell as the representative of Tenant having authority to bind Tenant by signing such documents and all other notices and directions to Landlord regarding the Leasehold Improvements and Tenant’s improvements.  Tenant may change its representative from time to time upon written notice to Landlord.

ARTICLE 25

MISCELLANEOUS

25.1                           Time is of the Essence.  Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

25.2                           Memorandum of Lease.  Neither this Lease nor any Memorandum of this Lease may be recorded by Tenant without the prior written consent of Landlord.

25.3                           Joint and Several Liability.  All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant.

25.4                           Broker.  Except as may be specifically set forth in the Basic Lease Provisions, Tenant represents and warrants that it has not had any dealings with any realtors, brokers or agents in connection with the negotiation of this Lease and agrees to indemnify, protect, defend (with legal counsel acceptable to Landlord) and hold Landlord harmless from the failure to pay any realtors, brokers or agents and from any cost, expense or liability for any compensation, commission or changes claimed by any other realtors, brokers or agents claiming by, through or on behalf of it with respect to this Lease and/or the negotiation hereof.  Landlord and Tenant agree that no broker shall be entitled to any commission in connection with any Renewal Term, as such term is hereinafter defined, or any expansion of the Premises.

25.5                           Estoppel Certificates.  Tenant agrees from time to time, upon not less than ten (10) days prior written request by Landlord to deliver to Landlord a statement in writing certifying (i) this Lease is unmodified and in full force and effect (or it there have been modifications, that the Lease as modified is in full force and effect and stating the modifications); (ii) the dates to which the Rent and other charges have been paid; (iii) Landlord is not in default in any provision of this Lease or, if in default, the nature thereof specified in detail; (iv) the amount of monthly Rent currently payable by Tenant; (v) the amount of any prepaid Rent, and (vi) such other matters as may be reasonably requested by Landlord or any mortgagee or prospective purchaser of the Shopping Center Tract.

If Tenant fails to deliver such statement to Landlord within such ten (10) day period, Landlord and any prospective purchaser or encumbrancer of the Premises or the Shopping Center may conclusively presume and rely upon the following facts: (i) the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (ii) this Lease has not been canceled or terminated and is in full force and effect, except as otherwise represented by Landlord; (iii) the current amounts of the Annual Minimum

Rent and Additional Rent are as represented by Landlord; (iv) there have been no subleases or assignments of the Lease; (v) not more than one month’s Annual Minimum Rent or Additional Rent or other charges have been paid in advance; and (vi) Landlord is not in default under the Lease.  In such event, Landlord is entitled to sign a statement of such facts and Tenant shall be estopped from denying the truth of such facts.

25.6                           Notices.  Except as otherwise required by law, any notice, information, request or reply (“Notice”) required or permitted to be given under the provisions of this Lease shall be in writing and shall be given or served either personally or by mail.  If given or served by mail, such Notice shall be deemed sufficiently given if (a) deposited in the United States mail, certified mail, return receipt requested, postage prepaid, or (b) sent by express mail, or other similar overnight service, provided proof of service is available, addressed to the addresses of the parties specified in the Basic Lease Provisions, provided that a copy of any notice sent to Landlord shall also be sent to the address set forth in the Basic Lease Provisions for the payment of Rent and to any mortgagee(s) designated by Landlord.  Any Notice given or served by certified or overnight mail shall be deemed given or served as of the date of deposit.  Either party may, by written notice to the other in the manner specified herein, specify an address within the United States for Notices in lieu of the address specified in the Basic Lease Provisions.

25.7                           Landlord’s Agent.  All rights and remedies of Landlord under this Lease or that may be provided by law may be executed by Landlord in its own name, individually, or in the name of its agent, and all legal proceedings for the enforcement of any such rights or remedies, including those set forth in Article 18, may be commenced and prosecuted to final judgment and execution by Landlord in its own name or in the name of its agent.

25.8                           Quiet Possession.  Landlord covenants and agrees that Tenant, upon paying the Annual Minimum Rent, Additional Rent and other charges herein provided for and observing and keeping the covenants, agreements and conditions of this Lease on its part to be kept and performed, shall lawfully and quietly hold, occupy and enjoy the Premises during the Term in accordance with and subject to the terms of this Lease.

25.9                           Successors.  Subject to the restrictions on assignment and subletting contained herein, all rights and obligations of Landlord and Tenant under this Lease shall extend to and bind the respective heirs, executors, administrators, and the permitted concessionaires, successors, subtenants and assignees of the parties.  If there is more than one (1) Tenant or if Tenant is a partnership or other entity and the members of which are subject to personal liability, each shall be bound jointly and severally by the terms, covenants and agreements contained in this Lease.

25.10                     Severability.  If any term or provision of this Lease shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Lease shall not be affected thereby, but each term and provision of this Lease shall be valid and enforced to the fullest extent permitted by law.  This Lease shall be construed and enforced in accordance with the laws of the state in which the Premises are located.

25.11                     Landlord’s Liability.  Notwithstanding anything to the contrary contained in this Lease, it is expressly understood and agreed by and between the parties hereto that:  (i) the recourse of Tenant or its successors or assigns against Landlord with respect to any alleged breach by or on the part of Landlord of any representation, warranty, covenant, undertaking or agreement contained in the Lease or otherwise arising out of Tenant’s use of the Premises or Shopping Center (collectively “Landlord’s Lease Undertakings”) shall extend only to Landlord’s interest in the real estate of which the Premises demised under the Lease are a part (“Landlord’s Real Estate”) and not to any other assets of Landlord or its beneficiaries; and (ii) except to the extent of Landlord’s interest in Landlord’s Real Estate, no personal liability or personal responsibility of any sort with respect to any of Landlord’s Lease Undertakings or any alleged breach thereof is assumed by, or shall be asserted or enforceable against Landlord or any of Landlord’s directors, officers, employees, agents, partners, beneficiaries, trustees or representatives.

25.12                     Transfers by Landlord.  The term “Landlord” as used in this Lease so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners of the Shopping Center Tract at the time in question, and in the event of any transfer or conveyance, the then grantor shall be automatically freed and released from all personal liability accruing from and after the date of such transfer or conveyance as respects the performance of any covenant or obligation on the part of Landlord contained in this Lease to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord shall be binding on the Landlord, it successors and assigns, only during and in respect to their respective successive periods of ownership.

In the event of a sale or conveyance by Landlord of the Shopping Center Tract or any part of the Shopping Center Tract, the same shall operate to release Landlord from any future liability upon any of the covenants or conditions herein contained and in such event Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease.  This Lease shall not be affected by any such sale or conveyance, and Tenant agrees to attorn to the purchaser or grantee, which shall be personally obligated on this Lease only so long as it is the owner of Landlord’s interest in and to this Lease.

25.13                     Headings.  The marginal or topical headings used in this Lease are for convenience only and do not define, limit or construe the contents of said Articles.

25.14                     Entire Agreement.  This Lease contains all the agreements and understandings relating to the leasing of the Premises and the obligations of Landlord and Tenant in connection with such leasing.  Landlord has not made and Tenant is not relying upon any warranties, representations, promises or statements by Landlord or any agent of Landlord except as expressly set forth in this Lease.  This Lease supersedes any and all prior agreements and understandings between Landlord and Tenant and alone expresses the agreement of the parties.

25.15                     Modifications or Amendments.  This Lease can only be modified or amended by an agreement in writing signed by the parties hereto.  No receipt of money by Landlord from Tenant or any other person after termination of this Lease or after the service of any notice or after the commencement of any suit, or after final judgment for possession of the Premises shall reinstate, continue or extend the Term of this Lease or affect any such notice, demand or suit, or imply consent for any action for which Landlord’s consent is required, unless specifically agreed to in writing by Landlord.  Any amounts received by Landlord may be allocated to any specific amounts due from Tenant to Landlord as Landlord determines.

25.16                     Landlord Control.  Landlord shall have the right to close any portion of the building area or land area to the extent as may, in Landlord’s reasonable opinion, be necessary to prevent a dedication thereof or the accrual of any rights to any person or the public therein.  Landlord shall at all times have full control, management and direction of the Shopping Center Tract, subject to the rights of Tenant in the Premises, and Landlord reserves the right at any time and from time to time to reduce, increase, enclose or otherwise change the size, number and location of buildings, layout and nature of the Shopping Center, the Shopping Center Tract and the other tenancies, premises and buildings included in the Shopping Center Tract, to construct additional buildings and additions to any building, to lease to any parties acceptable to Landlord, and to create additional rentable areas through use, withdrawal of, and/or enclosure of the Common Area, or otherwise, to place signs on the Shopping Center Tract, to increase the land size of the Shopping Center Tract, and to change the name, address, number or designation by which the Shopping Center is commonly known.  No implied easements are granted by this Lease.  Landlord shall in no event be liable for any lack of security in respect to the Shopping Center.

25.17                     Utility Easement.  Tenant shall permit Landlord (or its designees) to erect, use, maintain, replace and repair pipes, cables, conduits, plumbing, vents, and telephone, electric and other wires or other items, in, to and through the Premises, as and to the extent that Landlord may now or hereafter deem necessary or appropriate for the proper operation and maintenance of the Shopping Center.

25.18                     Not Binding Until Properly Executed.  Employees or agents of Landlord have no authority to make or agree to make a lease or other agreement or undertaking in connection herewith.  The submission of this document for examination does not constitute an offer to lease, or a reservation of, or option for, the Premises.  This document until executed is not binding on either Landlord or Tenant and becomes effective and binding only upon the execution and delivery hereof by the proper officers of Landlord and by Tenant.  Tenant confirms that Landlord and its agents have made no representations or promises with respect to the Premises or the making or for entry into this Lease except as in this Lease expressly set forth, and agrees that no claim or liability shall be asserted by Tenant against Landlord for, and Landlord shall not be liable by reason of, breach of any representations or promises not expressly stated in this Lease.  This Lease, except for the Building Rules and Regulations of the Shopping Center Tract, in respect to which Section 25.19 shall prevail, can be modified or altered only by agreement in writing between Landlord and Tenant, and no act or omission of any employee or agent of Landlord shall alter, change or modify any of the provisions hereof.

25.19                     Building Rules and Regulations.  Tenant shall perform, observe and comply with the Rules and Regulations of the Shopping Center Tract as set forth in Exhibit “B” attached hereto and incorporated herein by reference and as modified from time to time by Landlord, with respect to the safety, care and cleanliness of the Premises and the Shopping Center, and the preservation of good order thereon, and, upon written notice thereof to Tenant, Tenant shall perform, observe, and comply with any changes, amendments or additions thereto as from time to time shall be established and deemed advisable by Landlord for tenants of the Shopping Center Tract.  Landlord shall not be liable to Tenant for any failure of any other tenant or tenants of the Shopping Center Tract to comply with such Building Rules and Regulations.

25.20                     Tenant’s Compliance.  All rights and occupancy of Tenant herein shall be subject to all governmental laws, ordinances and regulations, and Tenant shall comply with the same, including without limitation compliance with the Act, and shall comply with the requirements of any fire insurance underwriters or other similar body now or hereafter constituted relating to or affecting the condition, use or occupancy of the Premises.  Tenant shall use the Premises and comply with any recorded covenants, conditions, and restrictions affecting the Premises in the Shopping Center Tract as of the commencement of the Lease or which are recorded during the Term.

25.21                     Force Majeure.  Landlord shall incur no liability to Tenant with respect to, and shall not be responsible for any failure to perform any of Landlord’s obligations hereunder if such failure is caused by any reason beyond the control of Landlord including, but not limited to, strike, labor trouble, obtaining of permits or approvals, governmental rule, regulations, ordinances, statutes or interpretation, or by fire, earthquake, civil commotion, or failure or disruption of utility services.  The amount of time for Landlord to perform any of Landlord’s obligations shall be extended by the amount of time Landlord is delayed in performing such obligation by reason or any force majeure occurrence whether similar to or different from any of the foregoing types of occurrences.

25.22                     Tenant Obligations Survive Termination.  All obligations of Tenant hereunder not fully performed as of the expiration or earlier termination of the Term of this Lease shall, survive the expiration or earlier termination of the Term hereof, including, without limitation, all payment obligations with respect to Operating Expenses and Taxes all indemnity obligations, and all obligations concerning the condition of the Premises.

25.23                     No Implication of Exclusive Use.  Nothing contained in this Lease shall be deemed to give Tenant an express or implied exclusive right to operate any particular type of business in the Shopping Center.

25.24                     Tenant’s Waiver.  Any claim which Tenant may have against Landlord for default in performance of any of the obligations herein contained to be kept and performed by Landlord shall be deemed waived unless such claim is asserted by written notice thereof to Landlord within ten (10) days of commencement of the alleged default or of accrual of the cause of action and unless suit be brought thereon within six (6) months subsequent to the accrual of such cause of action.

25.25                     Tenant Authorization.  If Tenant is a corporation or partnership, each individual executing this Lease on behalf of the corporation or partnership represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of the corporation or partnership, and that this Lease is binding upon the corporation or partnership.  If Tenant is a corporation, the person executing this Lease on behalf of Tenant hereby covenants and warrants that (a) Tenant is a duly qualified corporation and all steps have been taken prior to the date hereof to qualify Tenant to do business in the State where the Shopping Center is situated, (b) all franchise and corporate taxes have been paid to date, and (c) all future forms, reports, fees and other documents necessary to comply with applicable laws will be filed when due.  Tenant shall furnish to Landlord promptly upon demand, a corporate resolution, proof of due authorization of partners, or other appropriate documentation reasonably requested by Landlord evidencing the due authorization of Tenant to enter into this Lease.

25.26                     Laws of California to Govern.  This Lease shall be governed by and construed in accordance with the internal laws of the State of California.

25.27                     Rights Cumulative.  Except as provided herein to the contrary, the rights and remedies of Landlord specified in this Lease shall be cumulative and in addition to any other rights and/or remedies otherwise available, whether or not specified in this Lease.

25.28                     No Partnership or Joint Venture.  This Lease shall not be deemed or construed to create or establish relationship or partnership or joint venture or similar relationship or arrangement between Landlord and Tenant hereunder.

25.29                     Attorneys’ Fees.  In the event of any action or proceeding between Landlord and Tenant arising from or relating to the interpretation or enforcement of this lease or any default hereunder, the prevailing party in such action or proceeding shall be entitled to recover from the other party all of its attorneys’ fees and costs incurred therein, including, without limitation, any attorneys’ fees and costs incurred on any appeal from the action or proceeding.

25.30                     Tenant’s Financial Statements.  Within 15 days after request therefor, Tenant shall deliver to Landlord a copy of Tenant’s audited financial statements (including, but not limited to, an audited balance sheet, and an income statement) prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”) for the prior fiscal year certified by an executive officer of Tenant, together with the annual shareholders’ report of any then parent of Tenant, along with, if available, audited consolidated financial statements of the parent and its subsidiaries prepared in accordance with GAAP.

25.31                     Shopping Center Expansion.  At any time during the Lease Term, and from time to time, Landlord may expand, in any manner, the existing Shopping Center, which expansion may include the addition of shops and/or the addition of new buildings to the Shopping Center (collectively, the “Expanded Center”).  If Landlord deems it necessary for construction personnel to enter the Premises in order to construct the Expanded Center, Landlord shall give Tenant no less than fifteen (15) days prior notice, and Tenant shall allow such entry.  Landlord shall use reasonable efforts to complete the work affecting the Premises in an efficient manner so as not to interfere unreasonably with Tenants’ business.  Tenant shall not be entitled to any damages or to reduction in Annual Minimum Rent or Additional Rent for any interference or interruption of Tenant’s business upon the Premises or for any inconvenience caused by such construction work.  Landlord shall have the right to use a portion of the Premises to accommodate any structures required for the Expanded Center.  If, as a result of Landlord utilizing a portion of Premises for such purpose, there is a permanent increase or decrease in the Rentable Area of the Premises of one percent (1%) or more, there shall be a proportionate adjustment of Annual Minimum Rent and all other charges based on Rentable Area.  During the course of construction, Tenant shall continue to pay Annual Minimum Rent and Additional Rent.

25.32                     No Representation.  Landlord reserves the absolute right to effect such other tenancies in the Shopping Center as Landlord, in the exercise of its sole business judgment, shall determine to best promote the interests of the Shopping Center.  Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or number of tenants shall, during the Term of this Lease, occupy any space in the Shopping Center.

25.33                     Option to Renew.  Tenant is hereby granted the option to extend the term of this Lease for the Renewal Terms described in the Basic Lease Provisions by giving notice of exercise of the option (“Option Notice”) to Landlord at least two hundred ten (210) days, but not more than one (1) year, before the expiration of the Basic Term, or the then current Renewal Term, as the case may be; provided, however, that if Tenant is in default on the date of giving any such Option Notice or if Tenant has assigned or sublet the Premises, the Option Notice shall be totally ineffective, and provided further, that if Tenant is in default on the date that the Renewal Term would otherwise commence, such Renewal Term at the election of Landlord shall not commence and this Lease shall expire at the end of the Basic Term, or at the end of the then current Renewal Term, as the case may be.  Tenant shall have no other right to extend the term beyond the specific number of Renewal Terms described in the Basic Lease Provisions.  During the Renewal Term(s), all of the terms and provisions contained herein shall apply.

25.34                     Permit Contingency.  Notwithstanding anything to the contrary contained in this Lease, this Lease and the duties and obligations contained herein are contingent upon Landlord obtaining all necessary permits to proceed with the construction of the building in which the Premises is to be located in accordance with Exhibit “A-1”.  In the event that Landlord does not obtain such permits on or before December 31, 2002, then this Lease shall terminate and neither party shall have any further obligations hereunder unless otherwise agreed to in writing by Landlord and Tenant.

25.35                     ATM.  Subject to the terms and conditions hereinafter provided, Tenant has the right to install, operate and maintain, at Tenant’s sole cost, expense and risk, one (1) automated teller machine (“ATM”) and reasonable additions, substitutes and technological successors therefor, at the exterior Premises location reasonably approved in advance by Landlord; provided, however,  that Tenant shall obtain all necessary governmental and other approvals required therefor prior to any such installation, operation and maintenance.  The ATM will be deemed part of the Premises for all purposes of this Lease.  Notwithstanding anything to the contrary contained in this Lease, Tenant will be permitted to install and maintain, at Tenant’s sole cost and expense, and subject to Tenant obtaining all necessary governmental and other approvals required therefor, reasonable illuminated signage as part of Tenant’s ATM, which signage shall (i) be installed in accordance with good engineering practice, (ii) comply with the Sign Criteria for the Shopping Center, attached hereto as Exhibit “E” and (iii) be subject to Landlord’s reasonable approval, including the manner of installation thereof.  Upon termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, remove the ATM and restore the exterior of the Premises to the condition that existed immediately prior to Tenant’s installation of such ATM.

25.36                     Counterparts.  This Lease may be executed in counterparts, all of which, when taken together, shall constitute a fully executed original.

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

LANDLORD:		TENANT:

OPUS WEST CORPORATION, a Minnesota corporation		WESTERN SIERRA NATIONAL BANK, a national banking association

By	/s/ Thomas W. Roberts	By	/s/ Kirk N. Dowdell
Name:	Thomas W. Roberts	Name:	Kirk N. Dowdell
Title:	President	Title:	President/CEO

08/05/02

FIRST AMENDMENT TO SHOPPING CENTER LEASE

THIS FIRST AMENDMENT TO SHOPPING CENTER LEASE (the “First Amendment”) is made and entered into as of the        day of                             , 2002, by and between OPUS WEST CORPORATION, a Minnesota corporation, as “Landlord”, and WESTERN SIERRA NATIONAL BANK, a national banking association, as “Tenant”.

WITNESSETH:

WHEREAS, Landlord and Tenant entered into that certain Shopping Center Lease dated as of May 24, 2002 (the “Lease”), for the lease of certain premises located in the shopping center commonly known as Broadstone Plaza II in Folsom, California; and

WHEREAS, the parties desire to modify the Lease as hereinafter set forth in this First Amendment.

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.               The terms and provisions of this First Amendment shall be effective on the date of this First Amendment.  All capitalized terms used in this First Amendment, unless otherwise defined herein, shall have the same meanings given to them in the Lease.

2.               Exhibit “A-1” to the Lease is hereby deleted in its entirety and Exhibit “A-1” attached hereto and incorporated herein is hereby substituted in its place.

3.               Exhibit “F” to the Lease is hereby deleted in its entirety and Exhibit “F” attached hereto and incorporated herein is hereby substituted in its place.

4.               Except as otherwise expressly modified in this First Amendment, the terms and conditions of the Lease are and shall remain in full force and effect.  In the event of any conflict or inconsistency between the terms and provisions of the Lease and the terms and provisions of this First Amendment, the terms and provisions of this First Amendment shall govern and control.

5.               This First Amendment may be executed in any number of counterparts, all of which together shall be deemed to constitute one instrument, and each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Shopping Center Lease as of the day and year first above written.

LANDLORD:	TENANT:

OPUS WEST CORPORATION, a Minnesota corporation	WESTERN SIERRA NATIONAL BANK, a national banking association

By:	By:	/s/ Kirk N. Dowdell
Name:	Name:	Kirk N. Dowdell
Title:	Title:	President/CEO

EXHIBIT “A-1”

PREMISES LOCATION AND

BUILDING ELEVATIONS

[SEE ATTACHED PAGES.]

A-1-1

EXHIBIT “F”

OUTLINE SPECIFICATIONS

Outline Specifications For Broadstone Plaza

Retail Shops Pad 9 Lease Exhibit

Prepared by Opus West Construction Corporation

April 16, 2002

1. Shell Building Structure

1.1               Frame: The shell building shall be wood & steel frame construction.

1.2               Enclosure: Exterior building skin to be E.I.F.S.  All exterior glazing shall be tempered as required by code. Storefront aluminum to match remaining center.

1.3             Roof: Roof structure to be a panelized wood roof system. Roof membrane to be a minimum 3-ply built-up roofing system with a 10 year N.D.L. manufacturer’s warranty. R19 batt insulation will be provided at interior side of roof deck.

1.4             Interior Clearance: Interior clear height to bottom of structure to be minimum 12 foot.  Minimum clear height below mechanical systems to be 10 foot above finished floor.

1.5           Interior Partitions: None provided.

1.6             Exterior Doors: Storefront to include six (6) 3’0”x 7’0” single & one (1) 6’0”x 7’0” pair of glass & aluminum storefront doors, each with a cylinder lock set, panic hardware as required per code, and an exterior pull. Four (4) 4’0”X 7’0” hollow metal receiving doors, each with a cylinder lock set and panic hardware as required by code, will be provided at rear of space.  Construction cylinder cores will be provided for removal and re-keying by Tenant’s Locksmith.  Shell building shall also include two (2) pairs of glass & aluminum doors at the electrical room. Tenant shall provide interior doors & hardware and hardware revisions resulting from Tenant’s build-out.

1.7           Roof Access: Roof access ladder and roof hatch will be provided in electrical room. Access to electrical room to be coordinated with Landlord’s property manager.

1.8             Signage: Landlord shall provide shell building address numbers and signage per the requirements of the local jurisdiction. All other signage shall be provided by Tenant.

1.9             Exterior Lighting: Exterior lighting shall be provided to match the existing center and meet the requirements of the local jurisdiction.

2. Interior Improvements

2.1             Floors: All floors within the interior premises shall be a minimum four (4) inch thick reinforced concrete slab. No floor finishes are included. Floors to be left broom clean. Final interior clean up by Tenant.

2.2             Ceilings: None included. Acoustical ceiling tile and grid shall be Tenant’s responsibility.

2.3           Lighting: No interior lighting will be provided.

2.4             Wall Finish: All exterior walls shall be furred out and insulated to R-11.  All gypsum drywall joints to be fire taped to meet code. No texture, paint or wall finish is included.

3. Sanitary Facilities

3.1     Restroom: Landlord shall provide one (1) 1.5 inch domestic water stub and one (1) 4 inch sanitary sewer floor stub for future restrooms at locations shown on Landlord’s shell building plans. Restroom wall & ceiling framing, additional piping, bathroom fixtures, lighting, HVAC, and floor, ceiling and wall finishes are to be provided by Tenant. Grease trap is excluded.  Relocation of utility stubs due to Tenant build-out to be by Tenant.

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4. Utilities

4.1               Water and Sewer: Landlord to furnish water and sewer as outlined in sanitary facilities section above. Water service shall be separately metered (private meters) at rear of premises.

4.2             Fire Sprinkler/Fire Alarm: A complete shell building fire sprinkler system, designed and installed in accordance with the local jurisdiction, shall be provided by Landlord. Monitoring of the shell building fire sprinkler system only shall be provided by the Landlord. Additional fire protection, fire sprinkler monitoring, and/or smoke alarm systems required for Tenant’s build-out shall be the sole responsibility of the Tenant.

Duct smoke detectors to be provided by Tenant.

4.3             Electrical: Landlord shall provide a 120/208 volt, 3 phase 4 wire electric service. Landlord will provide five (5) 225 amp sub-panels with circuit breaker(s) for shell building HVAC unit(s) only. Panels shall be located in accordance with Landlord’s shell building plans. All additional circuit breakers & panels to be provided by Tenant. Electric service shall be separately metered. The metering costs and meter installations shall be the Tenant’s responsibility. Landlord shall provide five (5) junction boxes at exterior signage locations with an empty conduit & pull string stubbed to plenum area at front of premises for future sign installations by Tenant. No additional electrical distribution is included.

4.4               Telephone: Landlord shall provide one (1) 1 inch conduit from exterior telephone board location to all five (5) Tenant spaces.  Landlord shall coordinate telephone service entry with Telephone Company and shall provide infrastructure from existing phone service location to telephone board location in electrical room. Tenant shall arrange for telephone service and distribution to each suite.

4.5               HVAC: Landlord shall provide rooftop HVAC units to provide a minimum of one (1) ton of cooling for every three hundred square feet (300 s.f.) of floor area.  Landlord’s HVAC work shall include roof curb, plumbing & electrical for a complete rooftop unit installation and shall meet the code requirements of the local jurisdiction.  Duct distribution and ductwork shall be by Tenant. Landlord shall supply standard factory thermostats for installation by Tenant. Landlord excludes low voltage wiring, thermostat installation, smoke detectors & wiring of.

5. Fees & Permits

5.1               Fees: All impact fees and assessments including all water, sewer, traffic, school and other city/county fees required for the permitting and construction of the shell building shall be the responsibility of the Landlord. All additional impact fees, assessments or other costs associated with the tenant improvements shall be the sole responsibility of the Tenant including all impact fees, assessments and costs not a requirement of the retail shell building improvements.

5.2             Permits & Licenses: Landlord shall provide all shell building permits & licenses required by the local jurisdiction for the construction of the shell building improvements. Tenant shall be responsible for the permitting of all tenant improvements beyond the Landlord provided shell improvements including, but not limited to, tenant improvement permit, health department permit, business license, or additional permits or licenses associated with the Tenant’s intended use of the premises.

6. Other

6.1                               Trash: Landlord shall provide a trash enclosure located on the premises for the shared use of all building tenants.

6.2                               All other work not expressly provided to be done by landlord above shall be provided by Tenant at Tenant’s sole cost and expense.

End of Outline Specification

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